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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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301 Binney Street
Cambridge, Massachusetts 02142

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Wednesday, May 31, 2017
Time:	9 a.m. - 10 a.m. Eastern Time
Place:	Ironwood Pharmaceuticals, Inc. 301 Binney Street Cambridge, MA 02142
Purpose:	We are holding the annual meeting for stockholders to consider four company sponsored proposals as follows:
	1.	To elect our Class I directors, each for a three-year term;
	2.	To hold an advisory vote on named executive officer compensation;
	3.	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation; and
	4.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2017.
We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

        Our board of directors recommends you vote "for" each of the nominees for Class I director (proposal no. 1), "for" on an advisory vote on named executive officer compensation (proposal no. 2), "one year" for the frequency of the advisory vote on named executive officer compensation (proposal no. 3), and "for" ratification of our selection of auditors (proposal no. 4). Only stockholders of record at the close of business on April 7, 2017 are entitled to notice of and to vote at the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

        You are cordially invited to attend the annual meeting in person. To ensure that your vote is counted at the annual meeting, however, please vote as promptly as possible.

Proxy Material Mailing Date:	Sincerely,
April 18, 2017	Senior Vice President, Chief Legal Officer, and Secretary

301 Binney Street
Cambridge, Massachusetts 02142

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our board of directors is soliciting proxies for the 2017 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 18, 2017, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day.

        In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc. LINZESS® is a trademark of Ironwood Pharmaceuticals, Inc. ZURAMPIC® and DUZALLOTM are trademarks of AstraZeneca AB. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved.

        The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

        Who can vote.    Only stockholders of record of either of our two series of common stock, our Class A common stock and our Class B common stock, at the close of business on April 7, 2017 can vote at the meeting.

        Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, April 7, 2017, we had 148,489,452 shares of our common stock outstanding and entitled to vote (133,937,146 shares of our Class A common stock and 14,552,306 shares of our Class B common stock).

        With respect to all matters that will come before the meeting, each share is entitled to one vote, and holders of shares of our Class A common stock and of our Class B common stock will vote together as a single class.

        Notice of internet availability of proxy materials.    Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.

        Voting procedures—stockholders of record and beneficial owners.    You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee", holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your broker nominee.

  How to vote your shares.

        If you are a stockholder of record, there are four ways to vote:

  •
  In person.  You may vote in person at the annual meeting. We will give you a ballot when you arrive. Directions to the annual meeting, which is being held at our corporate headquarters located at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the control number that is on either the notice or the proxy card when voting.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  In person.  If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the nominee that holds your shares. Please contact that nominee for instructions regarding obtaining a legal proxy. Directions to the annual meeting, which is being held at our corporate headquarters located at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form.

  •
  By Telephone.  If it is allowed by your nominee, you may provide voting instructions by calling the toll-free number found on your voting instruction form.

  •
  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

        How you may revoke your proxy or voting instructions.    If you are a stockholder of record, you may revoke or amend your proxy at any time before it is voted at the annual meeting by writing to us directly "revoking" your earlier proxy, submitting a new proxy with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting in person. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke or amend any prior voting instructions.

        What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.

        We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 662-7232, as applicable.

        Abstentions and "broker non-votes".    If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding through a broker nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

        A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the annual meeting, your broker nominee will not be able to submit a vote on the election of directors or the advisory votes on named executive officer compensation and the frequency of advisory votes on named executive officer compensation unless it receives your specific instructions. If your nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with this proposal.

        Discretionary authority.    If you are a stockholder of record and you properly submit your proxy without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by nominees.

        Vote required.    The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

  1.
  Proposal No. 1—Election of Class I Directors:    the three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

  2.
  Proposal No. 2—Advisory (non-binding) Vote on Named Executive Officer Compensation, or "Say-on-Pay":    because this proposal calls for a non-binding, advisory vote, there is no "required vote" that would constitute approval. However, our board, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate what actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your nominee how to vote on this proposal, your nominee will deliver a non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

  3.
  Proposal No. 3—Advisory (non-binding) Vote on Frequency of Say-on-Pay Votes:    this proposal also calls for a non-binding, advisory vote. This proposal provides a choice among three frequency periods for future advisory say-on-pay votes. The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of our stockholders. However, because this vote is advisory and not binding on our board, we may decide that it is in the best interests of our stockholders and Ironwood to hold a say-on-pay vote more or less frequently than the option selected by a plurality of our stockholders. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your nominee how to vote on this proposal, your nominee will deliver a non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

  4.
  Proposal No. 4—Ratification of Auditors:    the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.

        Results of the voting.    We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

        Costs of solicitation.    We will pay the costs of soliciting proxies. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone or other means, without additional compensation. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $10,000 in the aggregate.

        Audio of annual meeting to be broadcast on our website.    The audio portion of our annual meeting will be broadcast live over the internet through a webcast that will be accessible through the Investors section of our website at www.ironwoodpharma.com. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2017 for:

  •
  each person whom we know beneficially owns more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

        The percentage of common stock beneficially owned by each person is based on 148,489,452 shares of common stock outstanding on March 31, 2017 (133,937,146 shares of Class A common stock and 14,552,306 shares of Class B common stock). Each share of Class B common stock is convertible at any time into one share of Class A common stock. Shares of common stock that may be acquired within 60 days following March 31, 2017 pursuant to the exercise of options or the vesting of restricted stock units, or RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table. Beneficial ownership representing less than one percent is denoted with an "*."

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Officers and Directors
Peter M. Hecht(2)	1,935,415	1.4	4,940,322	33.3	4.6
Tom Graney(3)	260,653	*	—	*	*
Mark G. Currie(4)	802,818	*	1,030,000	7.0	1.2
Halley E. Gilbert(5)	458,824	*	105,000	*	*
Thomas A. McCourt(6)	569,298	*	280,000	1.9	*
Andrew Dreyfus	26,259	*	—	*	*
Marsha H. Fanucci	60,008	*	44,863	*	*
Terrance G. McGuire(7)	75,299	*	40,000	*	*
Julie H. McHugh	66,783	*	—	*	*
Lawrence S. Olanoff	22,905	*	—	*	*
Edward P. Owens	167,680	*	—	*	*
Amy W. Shulman(8)	9,793		—	*	*
Christopher T. Walsh	71,499	*	303,026	2.1	*
Douglas E. Williams	60,008	*	—	*	*

All executive officers and directors as a group (14 persons)(9)	4,587,242	3.3	6,743,211	43.6	7.4

5% Security Holders
FMR LLC (Fidelity)(10)	19,674,160	14.7	—	*	13.3
Wellington Management Group LLP(11)	18,363,862	13.7	—	*	12.4
T. Rowe Price(12)	15,529,367	11.6	—	*	10.5
Janus Capital Management(13)	12,432,928	9.3	—	*	8.4
BlackRock, Inc.(14)	11,069,900	8.3	—	*	7.5
The Vanguard Group(15)	9,943,282	7.4	—	*	6.7

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, on matters in which holders of our

  Class B common stock are entitled to one vote per share. Each share of Class A common stock and each share of Class B common stock has one vote per share, except (a) on the following matters (on which each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share), if submitted to a vote of stockholders: (i) adoption of a merger or consolidation agreement involving Ironwood; (ii) a sale of all or substantially all of Ironwood's assets; or (iii) a dissolution or liquidation of Ironwood; and (b) on every matter if and when any individual, entity or "group" (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended, or the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including those set forth in this proxy statement) submitted to a vote of stockholders, unless otherwise required by our certificate of incorporation or bylaws. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
Includes 1,935,415 shares of Class A common stock and 270,000 shares of Class B common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(3)
Includes 218,640 shares of Class A common stock issuable to Mr. Graney upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(4)
Includes 781,560 shares of Class A common stock and 255,000 shares of Class B common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(5)
Includes 358,017 shares of Class A common stock and 105,000 shares of Class B common stock issuable to Ms. Gilbert upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(6)
Includes 514,998 shares of Class A common stock and 280,000 shares of Class B common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(7)
Includes 1,626 shares of Class A common stock held by Polaris Venture Management Co. II, L.L.C. and 29,117 shares of Class A common stock and 40,000 shares of Class B common stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(8)
Ms. Schulman was elected a director effective January 1, 2017.

(9)
Includes 3,808,630 shares of Class A common stock and 910,000 shares of Class B common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2017.

(10)
Based upon the information provided by FMR LLC ("FMR") and Abigail P. Johnson in a Schedule 13G/A filed on February 14, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, (i) FMR has sole voting power with respect to 2,696,655 of these shares, sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares, and (ii) Ms. Johnson has neither sole nor shared voting power with respect to these shares and sole dispositive power with respect to all of these shares and shared dispositive power with respect to none of these shares. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

(11)
Based upon the information provided by Wellington Management Group LLP ("Wellington"), Wellington Group Holdings LLP ("Wellington Group"), Wellington Investment Advisors Holdings LLP ("Wellington Investment") and Wellington Management Company LLP ("Wellington Management," collectively with Wellington, Wellington Group and Wellington Investment, the "Wellington Entities") in a Schedule 13G/A filed on February 9, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, (i) Wellington has sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 11,535,619 of these shares, and shared dispositive power with respect to all of these shares, (ii) Wellington Group has sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 11,535,619 of these shares, and shared dispositive power with respect to all of these shares, (iii) Wellington Investment has sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 11,535,619 of these shares, and shared dispositive power with respect to all of these shares, and (iv) Wellington Management has sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 11,107,398 of these shares, and shared dispositive power with respect to 17,454,405 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(12)
Based upon the information provided by T. Rowe Price Associates, Inc. ("T. Rowe Price") in a Schedule 13G/A filed on January 10, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, T. Rowe Price has sole voting power with respect to 2,178,457 of these shares, sole dispositive power with respect to 15,529,367 shares, and shared voting and dispositive power with respect to none of these shares. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(13)
Based upon the information provided by Janus Capital Management LLC ("Janus Capital") in a Schedule 13G/A filed on February 13, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, Janus Capital has sole voting and sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.

(14)
Based upon the information provided by BlackRock, Inc. ("BlackRock") in a Schedule 13G/A filed on January 25, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 10,729,100 of these shares, sole dispositive power with respect to 11,010,850 of these shares, and shared voting and dispositive power with respect to 59,050 of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(15)
Based upon the information provided by The Vanguard Group ("Vanguard") in a Schedule 13G/A filed on February 10, 2017, reporting as of December 31, 2016. According to this Schedule 13G/A, Vanguard has sole voting power with respect to 257,363 of these shares, sole dispositive power with respect to 9,675,090 of these shares, shared voting power with respect to 17,206 of these shares and shared dispositive power with respect to 268,192 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since January 1, 2016, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under the caption Executive and Director Compensation appearing elsewhere in this proxy statement.

Indemnification Agreements

        We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

DIRECTORS AND CORPORATE GOVERNANCE

Board Composition and Structure

        Our certificate of incorporation states that our board shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by a majority of the stockholders entitled to vote on such removal. Any vacancy in the board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board among the three classes.

        Our board of directors currently consists of ten members, nine of whom are non-employee members. In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes, and the directors in each class serve for three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be nominated and elected for a new three-year term at the annual meeting in the year in which their term expires. The current members of each class are set forth in the table below under Directors. In April 2017, Dr. Walsh announced his intention to transition off of our board effective as of the 2017 annual meeting.

        We separate the roles of chair of the board and chief executive officer and rotate the chairperson approximately every five years. Our board believes that this structure enhances the board's oversight of, and independence from, management, and enables the board to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows Dr. Hecht, our chief executive officer, to focus his time and energy on operating and managing the company, while leveraging the experience and perspective of Mr. McGuire, the chair of our board. As set forth in our corporate governance guidelines, our board of directors currently anticipates that its chairperson shall rotate approximately every five years, unless the governance and nominating committee recommends otherwise. We expect this rotation will take place in approximately 2020.

Directors

        We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our goals of creating and commercializing medicines that make a difference for patients, building value for our fellow stockholders, and empowering our passionate team.

        The core criteria that we use in evaluating each nominee to our board consists of the following: (a) an owner-oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our capital stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity. We believe that all current members of our board of directors possess the professional and personal qualifications necessary to serve on our board of directors.

        Our governance and nominating committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. To date, our governance and nominating committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates. Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships—Communications. Stockholder-recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

        The following table sets forth certain information, as of April 18, 2017, with respect to each of our directors:

Name	Age	Class	Year term expires	Audit committee	Governance and Nominating committee	Compensation and HR committee
Andrew Dreyfus	58	I	2017	✓
Peter M. Hecht, Ph.D., Chief Executive Officer	53	I	2017
Julie H. McHugh	52	I	2017	✓
Lawrence S. Olanoff, M.D., Ph.D.	65	II	2018		✓
Amy W. Schulman	56	II	2018			✓
Douglas E. Williams, Ph.D.	59	II	2018			✓
Marsha H. Fanucci	63	III	2019	C
Terrance G. McGuire, Chair	61	III	2019		✓
Edward P. Owens	70	III	2019			C
Christopher T. Walsh, Ph.D.(1)	73	III	2019		C

(1)
Dr. Walsh will be transitioning off of our board at the 2017 annual meeting.

"C"
indicates chair of the committee.

Class I Directors (accepted nomination for election at the 2017 annual meeting)

        Andrew Dreyfus joined our board of directors in April 2016. Mr. Dreyfus has served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country, since September 2010. From July 2005 to September 2010, Mr. Dreyfus served as the executive vice president of health care services of BCBSMA. Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield of Massachusetts Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation. Mr. Dreyfus serves on the board of directors of BCBSMA, Blue Cross Blue Shield Association, the United Way of Massachusetts Bay and Merrimack Valley, the National Institute for Health Care Management, Jobs for Massachusetts, and the advisory board of Ariadne Labs. Mr. Dreyfus received a B.A. in English from Connecticut College. Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

        Peter M. Hecht has served as our chief executive officer and a director since our founding in 1998. Under his leadership, Ironwood has grown from nine Ph.D. scientists to a commercial biotechnology company. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and holds a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht's experiences as one of our founders and his tenure as our chief executive officer make him a valuable member of our board of directors.

        Julie H. McHugh joined our board of directors in February 2014. Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., from March 2010 through May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Before that she served as company group chairman for Johnson & Johnson's (J&J) worldwide virology business unit, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds for HIV, hepatitis C, and tuberculosis. Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University as well as on the board of directors of Aerie Pharmaceuticals, Inc., Lantheus Holdings, Inc. and Trevena, Inc., all publicly held companies, and The New Xellia Group, a privately held company. She previously served on the board of directors for ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization (BIO), the Pennsylvania Biotechnology Association and the New England Healthcare Institute (NEHI). Ms. McHugh received her masters of business administration degree from St. Joseph's University and her Bachelor of Science degree from Pennsylvania State University. Ms. McHugh's experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies make her a valuable member of our board of directors, particularly as we evolve as a company and seek to maximize our current product and execute on our corporate strategy and associated pipeline.

Class II Directors (term expires at the 2018 annual meeting)

        Lawrence S. Olanoff, M.D., Ph.D. joined our board of directors in April 2015. Dr. Olanoff most recently served as chief operating officer for Forest Laboratories, Inc. (acquired by Allergan plc) from October 2006 to December 2010. Dr. Olanoff also served as a director of Forest from October 2006 to July 2014. From July 2005 to October 2006, Dr. Olanoff was president and chief executive officer at Celsion Corporation. He also served as executive vice president and chief scientific officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including corporate vice president of clinical development and medical affairs. In addition, he is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), an ex-officio director of the MUSC Foundation for Research Development, chairman of the board of the Clinical Biotechnology Research Institute at Roper St. Francis Hospital and a board member of Axovant Sciences Ltd., the Horizon Project and the Zucker Institute for Applied Neurosciences. Dr. Olanoff received his Ph.D. in biomedical engineering and M.D. degree from Case Western Reserve University. Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and his research and development leadership over the course of his career make him an important asset to our board of directors.

        Douglas E. Williams, Ph.D. joined our board of directors in June 2014. Dr. Williams has been the founding president and chief executive officer of Codiak Biosciences Inc. since August 2015; previously he served as executive vice president, research and development at Biogen Inc. from January 2011 to July 2015. Before joining Biogen, Dr. Williams held several senior executive positions at ZymoGenetics Inc., a biopharmaceutical company, including chief executive officer and a director from January 2009 to October 2010, president and chief scientific officer from July 2007 to January 2009 and executive vice president, research and development and chief scientific officer from 2004 to July 2007. Previously, he held leadership positions within the biotechnology industry, including chief scientific officer and executive vice president of research and development at Seattle Genetics Inc., and senior vice president and Washington site leader at Amgen Inc. Dr. Williams also served in a series of scientific and senior leadership positions over a decade at Immunex Corp., including as executive vice president and chief technology officer and senior vice president of discovery research, as well as previously serving as a director of the company. Prior to that, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory Medicine at the Roswell Park Memorial Institute in Buffalo, New York. Dr. Williams serves on the board of directors of Regulus Therapeutics Inc. and Ovid Therapeutics, Inc., and previously served on the board of directors of Oncothyreon Inc. Dr. Williams received his B.S. in Biological Sciences from the University of Massachusetts Lowell and Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division. Dr. Williams brings to our board of directors significant senior management and scientific experience at biotechnology companies, which we believe is important to our goal of maximizing our current product and executing on our corporate strategy and associated pipeline.

        Amy W. Schulman joined our board of directors in January 2017. In July 2015 Ms. Schulman co-founded and joined Lyndra, Inc. as chief executive officer. Ms. Schulman is also a senior lecturer at Harvard Business School, where she was appointed to the faculty in July 2014, and has been a venture partner at Polaris Partners since August 2014. Ms. Schulman served as chief executive officer of Arsia Therapeutics, Inc. from August 2014 to November 2016 when Arsia was acquired by Eagle Pharmaceuticals, Inc. Ms. Schulman was previously the executive vice president and general counsel of Pfizer Inc. from May 2008 to July 2014, where she also served as the business unit lead for Pfizer's consumer healthcare business from April 2012 to December 2013. Before joining Pfizer, she was a partner at the law firm DLA Piper, where she was a member of the board and executive policy committees. Ms. Schulman also serves as a director of Alnylam Pharmaceuticals, Inc. and Blue Buffalo Pet Products, Inc., and previously served as a director of BIND Therapeutics, Inc. Ms. Schulman graduated with honors with B.A. degrees in philosophy and English from Wesleyan University, where she was elected to Phi Beta Kappa, and earned her J.D. from Yale Law School in 1989. Ms. Schulman brings to our board of directors extensive leadership experience in the biotechnology industry in areas of great importance to the success of our business as we execute on our corporate objectives, including commercial strategy, corporate development and capability building.

Class III Directors (term expires at the 2019 annual meeting)

        Marsha H. Fanucci has served as a director since 2009. Ms. Fanucci served as senior vice president and chief financial officer of Millennium Pharmaceuticals, Inc. from July 2004 through January 2009, where she was responsible for corporate strategy, treasury, financial planning and reporting and operations. While at Millennium, she also served as vice president, finance and corporate strategy and vice president, corporate development and strategy. Previously, she was vice president of corporate development and strategy at Genzyme Corporation, a biotechnology company, from 1998 to 2000. From 1987 to 1998, Ms. Fanucci was employed at Arthur D. Little, Inc. where she most recently served as vice president and director. Ms. Fanucci presently serves on the board of directors of Alnylam Pharmaceuticals, Inc. and Syros Pharmaceuticals, Inc., and previously served on the board of directors of Momenta Pharmaceuticals, Inc. She received her B.S. in pharmacy from West Virginia University and her M.B.A. from Northeastern University. Because of her extensive financial experiences at Millennium Pharmaceuticals and Genzyme in addition to her current and former directorships at Syros Pharmaceuticals, Alnylam Pharmaceuticals and Momenta Pharmaceuticals, we believe that Ms. Fanucci provides valuable industry insight and essential financial expertise as we execute our corporate objectives.

        Terrance G. McGuire has served as a director since 1998 and as chair of our board since 2015. Mr. McGuire was a co-founder and is currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of Acceleron Pharma Inc. and Pulmatrix, Inc. and several private companies and has served on the boards of Akamai Technologies, Inc., Aspect Medical Systems, Inc., Cubist Pharmaceuticals, Inc., deCODE genetics, Inc., Trevena, Inc. and various private companies. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A from Harvard Business School. Mr. McGuire brings to our board extensive experience as a venture capitalist focused on the biotechnology industry, as well as many years of experience as a director of biotechnology companies guiding them in the execution of their corporate strategy and objectives.

        Edward P. Owens has served as a director since 2013. Mr. Owens was previously partner, portfolio manager and global industry analyst with Wellington Management Company, LLP where he worked in investment management since 1974. He was the portfolio manager of the Vanguard Health Care Fund for 28 years from its inception in May 1984 until his retirement from Wellington in December 2012. Mr. Owens has a B.S. in physics from the University of Virginia and an M.B.A. from Harvard Business School. He brings to our board extensive experience in evaluating and investing in life sciences companies, providing valuable insight as we continue to strive towards our goal of maximizing long-term shareholder value.

        Christopher T. Walsh has served as a director since 2003. Since October 2013, Dr. Walsh has been a consulting professor in Chemistry at Stanford University. Dr. Walsh was the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School from 1991 to July 2013 and formerly was president of the Dana-Farber Cancer Institute and chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. Dr. Walsh serves on the Scientific Advisory Board for Abide Therapeutics Inc., Hua Medicine Ltd., Leap Therapeutics, Inc., Cidara Therapeutics, Inc., the Bioventures Group of Health Care Ventures LLC and Flex Pharma, Inc. Dr. Walsh is also a board member of Proteostasis Therapeutics, Inc., and was a board member of Achaogen, Inc. from 2008 to 2016. He is also on the boards of directors of the nonprofit California Institute for Biomedical Research and the Scripps Research Institute. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York. Based on his expertise in biological chemistry and molecular pharmacology, Dr. Walsh continues to be instrumental as we discover, develop and commercialize innovative medicines targeting important therapeutic needs.

Director Independence

        Under NASDAQ Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Exchange Act. Under NASDAQ Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our governance and nominating committee determined that none of Messrs. Dreyfus, McGuire and Owens, Mses. Fanucci, McHugh and Schulman, and Drs. Olanoff, Walsh and Williams, representing nine of our ten current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under NASDAQ Rule 5605(a)(2). Our governance and nominating committee also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the NASDAQ rules, as applicable. In making such determinations, our governance and nominating committee considered the information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood, including Drs. Olanoff's and Walsh's service on our Pharmaceutical Advisory Committee and any payments for such services, the volume of business between BCBSMA, the company in which Mr. Dreyfus serves as president and chief executive officer, and Ironwood, which amounted to less than 1% of the annual revenues of each company, Ms. Schulman's position with a biotechnology company with which Ironwood has a research and collaboration agreement and any payments made pursuant to such arrangements, and all other facts and circumstances our governance and nominating committee deemed relevant in determining their independence.

Risk Oversight

        Our board retains ultimate responsibility for risk oversight, and our management retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board also believes that separating the roles of chair of the board and chief executive officer enhances the board's ability to oversee risk in an objective manner.

        We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. On a quarterly basis, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.

        As set forth in its charter, our audit committee discusses with management and our independent registered public accounting firm any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks, and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer, chief financial officer, chief accounting officer, and chief legal officer. In addition, our audit committee reviews the risk factors presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q that we file with the SEC.

        As part of our board's risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans, as it is responsible under its charter for approving the compensation of all of our executive officers and overseeing succession planning for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

        In performing their risk oversight functions, each committee of our board has full access to management, as well as the ability to engage outside advisors.

Hedging Policy

        As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Corporate Governance Guidelines

        We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which also are available in print to any stockholder who requests them from our Secretary. Our board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders, and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board is independent from management, that our board adequately performs its oversight functions, and that the interests of our board and management align with the interests of our stockholders.

Dual Class Voting Structure

        Since our initial public offering, or IPO, we have had a dual class equity voting structure (which provides holders of our Class B common stock with significant influence over certain matters requiring stockholder approval, including a merger involving Ironwood, a sale of substantially all Ironwood assets and a dissolution or liquidation of Ironwood). This structure was designed to concentrate change of control decisions in the hands of long-term focused owners who have a history of experience with us. Under the terms of our current certificate of incorporation, this dual class structure is expected to cease and each share of Class B Common Stock will automatically convert into one share of Class A Common Stock on December 31, 2018.

Board Meetings

        Our board of directors held eight meetings during 2016. As stated in our corporate governance guidelines, we expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members up for election at, or who have a term that continues after, an annual meeting of stockholders will attend such annual meeting. In 2016, each incumbent director attended at least 75% of all meetings of the board and all committees of the board on which he or she served that were held during the period that such director was a member of the board or the applicable committee, except Mr. Owens and Dr. Olanoff who attended at least 70% of such meetings due to conflicts with the timing of four non-regularly scheduled meetings. Each of Mr. Owens and Dr. Olanoff attended all regularly scheduled meetings of the board and all committees of the board on which each sits. Mr. Dreyfus was elected to our board effective April 6, 2016 and Ms. Schulman was elected to our board effective January 1, 2017. Neither Mr. Dreyfus nor Ms. Schulman attended any meetings of our board prior to their respective election date. Eight of our 11 directors at the time of our 2016 annual meeting of stockholders attended such meeting. Mr. Conrades and Dr. Roberts did not attend our 2016 annual meeting of stockholders, as their terms on our board ended effective at such meeting, and Dr. Williams did not attend our 2016 annual meeting of stockholders due to illness.

Committees

        Our board of directors has established an audit committee, a governance and nominating committee and a compensation and HR committee. Each committee operates under a charter that has been approved by our board. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are also available in print to any stockholder who requests them from our Secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.

        Audit Committee.    We have a separately designated standing audit committee established by our board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Fanucci and McHugh and Mr. Dreyfus. Mr. McGuire served on this committee through April 2016 when Mr. Dreyfus joined our board and this committee. At that time, Mr. McGuire rotated off the audit committee to the governance and nominating committee. Ms. Fanucci chairs the audit committee. Our audit committee met five times during 2016. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

        Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

  •
  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  discussing with our management and our independent registered public accounting firm any significant risks facing the company and the related mitigation plans, as well as monitoring our internal control over financial reporting and disclosure controls and procedures;

  •
  appointing, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee's pre-approval policy;

  •
  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

  •
  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

  •
  reviewing all material communications between our management and our independent registered public accounting firm;

  •
  reviewing, updating and recommending to our board approval of our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

        Ms. Fanucci is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

  Audit Committee Report

        In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the company's audited financial statements for the fiscal year ended December 31, 2016, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters and communications required to be discussed pursuant to applicable auditing standards, and (iii) received the written disclosures and the letter from the company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

        Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

By the Audit Committee,
Marsha H. Fanucci, Chair Andrew Dreyfus Julie H. McHugh

        Governance and Nominating Committee.    The members of our governance and nominating committee are Drs. Olanoff and Walsh and Mr. McGuire. Mr. McGuire joined this committee in April 2016 in connection with his rotation off of the audit committee. Dr. Walsh chairs the governance and nominating committee. Our governance and nominating committee met two times during 2016.

        Our governance and nominating committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

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  recommending to our board of directors the persons to be nominated for election as directors;

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  assisting our board of directors in recruiting such nominees;

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  recommending to our board of directors qualified individuals to serve as committee members;

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  performing an annual evaluation of our board of directors;

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  evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

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  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors; and

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  evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

        Compensation and HR Committee.    The members of our compensation and HR committee are Mr. Owens, Ms. Schulman and Dr. Williams. Mr. Owens chairs our compensation and HR committee. Ms. Schulman joined this committee when she joined our board in January 2017. Our compensation and HR committee met three times during 2016. Our compensation and HR committee assists our board in fulfilling its responsibilities relating to the compensation of our board and our executive officers.

        Our compensation and HR committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

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  reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

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  reviewing and approving our chief executive officer's compensation based on its evaluation of the chief executive officer's performance;

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  overseeing and administering our incentive compensation plans and equity based plans and recommending the adoption of new incentive compensation plans and equity based plans to our board of directors;

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  making recommendations to our board of directors with respect to director compensation;

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  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

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  preparing the compensation and HR committee report required by the SEC; and

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  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board recommends that you vote for each of the
Class I directors up for election.

        Our board has nominated each of our current class I directors—Mr. Dreyfus, Dr. Hecht and Ms. McHugh—for election at the 2017 annual meeting. Each of Mr. Dreyfus, Dr. Hecht and Ms. McHugh has indicated his or her willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board.

Vote Required

        The three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three years and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

 EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our "named executive officers". Provided below are all material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers are:

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  Peter M. Hecht, Ph.D., chief executive officer;

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  Tom Graney, chief financial officer and senior vice president, finance and corporate strategy;

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  Mark G. Currie, Ph.D., senior vice president, chief scientific officer, and president of research and development;

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  Halley E. Gilbert, senior vice president, chief legal officer, and secretary; and

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  Thomas A. McCourt, senior vice president, marketing and sales, and chief commercial officer.

Executive Summary

        We are a commercial biotechnology company, and we and our named executive officers are committed to our mission of creating and commercializing medicines that make a difference for patients, building value for our fellow stockholders, and empowering our passionate team.

        In 2016, we demonstrated strong commercial and research and development, or R&D, performance with select achievements from the year provided below:

  •
  Irritable Bowel Syndrome with Constipation, or IBS-C / Chronic Idiopathic Constipation, or CIC

  •
  Grew LINZESS® (linaclotide) U.S. net sales, as provided by Ironwood's U.S. collaboration partner Allergan plc, to $625.6 million for the full year 2016, an increase of 38% compared to the full year 2015.

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  Submitted a supplemental new drug application with the U.S. Food and Drug Administration, or FDA, for a 72 mcg dose of LINZESS for the treatment of CIC in adult patients, enabling its subsequent approval in early 2017.

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  Reported positive topline data from a Phase IIb clinical trial evaluating two investigational linaclotide delayed release formulations, linaclotide delayed release-1 and linaclotide delayed release-2.

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  Uncontrolled Gout

  •
  In-licensed from AstraZeneca AB the exclusive U.S. rights to all products containing lesinurad, including ZURAMPIC® (lesinurad 200mg tablets) and DUZALLO™ (lesinurad-allopurinol fixed-dose combination).

  •
  Began commercializing ZURAMPIC in the U.S. in late 2016 for the treatment of hyperuricemia in adult patients with uncontrolled gout who are already taking a xanthine oxidase inhibitor.

  •
  Submitted an NDA to the FDA for DUZALLO. If approved, DUZALLO would be the first fixed-dose, dual-mechanism treatment for patients with uncontrolled gout.

  •
  Uncontrolled Gastroesophageal Reflux Disease, or uGERD

  •
  Completed enrollment in the Phase IIb dose-ranging clinical trial of IW-3718, a potential treatment for uGERD.

  •
  Vascular and Fibrotic Diseases

  •
  Initiated two Phase IIa clinical studies for IW-1973 in patients with diabetes and hypertension.

  •
  Initiated a Phase IIa clinical study for IW-1701 in patients with Type II achalasia.

  •
  Financial Highlights

  •
  Recorded Ironwood collaborative arrangements revenue of $273.9 million for the full year 2016, an increase of 83% compared to the full year 2015.

  •
  Used $25.4 million in cash for operations for the full year 2016, below our guidance of using less than $50 million in cash for operations in 2016.

        Our executive officer compensation program is designed to attract and motivate the owner-oriented employees we seek and align their interests with those of our fellow stockholders and the creation of long-term stockholder value. The three primary elements of our executive officer compensation program are base salary, cash bonus and long term equity incentive compensation. Long term equity incentive compensation represents a significant percentage of each named executive officer's total direct compensation. By linking the ultimate value of their compensation to our stockholders' returns, we believe this emphasis on equity strongly reinforces the concept of "pay for performance."

        Our current named executive officers have also modeled this owner-oriented mentality through their own actions. Combined, during the five-year period between 2012 and 2016, they exercised and held more than 85% of their total vested stock options. Further, nearly all options exercised by our named executive officers during this period were exercised because the options were expiring.

        In addition, the pay opportunity of our chief executive officer, Dr. Hecht, over the last five years was approximately two and a half times larger than his realizable pay in this same time frame, demonstrating the strong alignment of our compensation program with our stock's performance. Pay opportunity includes base salary, target bonuses and grant-date fair value of stock options awarded in this time frame, while realizable pay includes actual salary received, bonuses paid and in-the-money value of stock options granted during the period. Dr. Hecht has also consistently declined annual cash bonuses and increases in his base salary, including for 2016, and continues to earn the salary of $100,000 per year that he was first awarded almost 20 years ago in 1998.

        In determining compensation for our named executive officers, our compensation and HR committee emphasizes the achievement of our corporate goals designed to drive and maximize shareholder value. During 2016, we demonstrated strong execution against these goals. As a result, the compensation and HR committee determined that we achieved 123% of our 2016 corporate goals, including certain of our stretch goals.

        There are two compensation-related votes for our stockholders this year:

          1.     Our stockholders have an opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote.

          2.     Our stockholders also have an opportunity to express their preference for the frequency of future say-on-pay votes.

        The last time we sought stockholder input with the say-on-pay vote was at our 2014 annual meeting of stockholders, and over 99% of votes cast by our stockholders voted in support.

        Based on the 2011 recommendation of our stockholders, our board determined to provide our stockholders the opportunity to vote on say-on-pay once every three years. In 2017, our board is recommending that our stockholders vote in favor of say-on-pay votes once every year. We believe this will allow our stockholders to provide us with regular, timely and direct input on executive compensation philosophy, policies and practices in order to further align our compensation programs with our stockholders' interests, and to enhance our ability to take timely stockholder feedback into consideration as part of our compensation review process.

Compensation Philosophy

        The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our core values and business mission; and support a positive company culture.

        Our core values are:

  •
  Ownership:  drive outstanding long-term value.

  •
  Collaboration:  achieve more together.

  •
  Innovation:  make a difference for patients.

  •
  Excellence:  foster greatness in each other.

  •
  Humanity:  act with honesty, integrity and respect.

  •
  Have fun.

        In addition, we have incorporated the concept of "critical success factors" into our performance management and compensation philosophy that we believe provide a useful framework for being a productive and successful member of our team. Among other uses, these success factors enable managers to use a common language of expected behaviors upon which individual performance can be managed and evaluated.

        We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and reward the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, high-value, aggressive goals, rewarding outstanding performers, and making sure our best performers know clearly that we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making decisions to increase compensation or to make equity awards;

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood via stock options, RSUs and other equity awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity and great drug making, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug making and commercializing those drugs that we discover or in-license and develop, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

        Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:

  •
  our compensation and HR committee has the authority to hire independent counsel and other advisors;

  •
  our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

  •
  as part of our insider trading prevention policy, our executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

  •
  we have no perquisites other than broad-based health, transportation, relocation, 401(k) plan and insurance-related benefits that we make available to all of our employees;

  •
  our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or our 2010 Plan, prohibits options' repricing (absent stockholder approval) and options' backdating;

  •
  our executive severance arrangements and our change of control severance benefit plan, which applies to all of our employees including our executive officers, do not provide for tax gross-ups;

  •
  our change of control severance benefit plan contains double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

  •
  nine of our ten directors are independent, including all members of our compensation and HR committee, and, subject to certain limited exceptions, no director may transfer any shares of restricted stock while such person is a director of Ironwood; and

  •
  if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy after the SEC issues final rules regarding such requirements.

Basis for Our Compensation Policies and Decisions

        Our compensation policies and individual compensation determinations are based on an annual evaluation, and we take into consideration our results of operations, our long- and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. As set forth in our compensation and HR committee's written charter, our compensation and HR committee has the responsibility of reviewing and approving the compensation of our executive officers; annually reviewing and determining our chief executive officer's compensation based on the committee's evaluation of his performance; recommending to the full board the adoption of new compensation plans; administering our existing plans; recommending director and committee compensation to the full board; and overseeing succession planning for our senior management. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

        Our compensation and HR committee makes all of the compensation determinations with respect to each of our executive officers. In making its determinations with respect to Dr. Hecht, our compensation and HR committee takes into account the feedback from the other members of our board, as well as the feedback from each of our other executive officers, each of whom is Dr. Hecht's direct report, and a number of other members of our management team. In making its determinations with respect to each of our executive officers other than Dr. Hecht, our compensation and HR committee takes into account the feedback and recommendations from Dr. Hecht, each of the executive officer's direct reports and other members of our management team.

        Each component of each of our executive officer's initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we reviewed;

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

        Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. For 2016, our compensation and HR committee exercised its authority to engage Pearl Meyer, or PM, as a compensation consultant. PM reported directly to our compensation and HR committee and did not provide us with any services other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee's engagements with PM, it was determined that PM does not have a conflict of interest in its role as compensation consultant under applicable rules.

        In order to assist us in setting 2016 compensation, PM conducted a competitive assessment of 2015 compensation for our executive officers, reflecting that Dr. Hecht's target total cash compensation was well below market, while his target total direct compensation was 10% below the market median, driven by his equity-based compensation. The assessment also reflected that all assessed elements of compensation for other executive officers was well-aligned with the market median in aggregate. PM's assessment analyzed:

  •
  base salary;

  •
  actual total cash compensation (which is base salary plus the last bonus paid);

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives (which are valued based on grant date fair value);

  •
  actual total direct compensation (which is actual total cash compensation plus the value of the most recent long-term incentive grant); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

        The table below reflects our 2015 target compensation in comparison to the competitive assessment data.

	2015 Target Compensation vs. Composite Competitive Market Positioning (pay as percent of median)
	Chief Executive Officer	Average for Other Executive Officers
Base Salary	14%	102%
Target Total Cash Compensation	11%	104%
Equity	117%	98%
Target Total Direct Compensation	90%	99%

        In performing this competitive assessment, PM used two data sources—our peer group and data from the Radford Global Life Sciences Survey employing the appropriate industry, headcount and executive role perspectives. Our peer group is comprised of publicly traded companies in the pharmaceutical, biotechnology and life sciences industries that represent competitors for executive talent and capital. In recognition that our peer group companies tend to be larger than us (including with respect to revenues), while the Radford Global Life Sciences Survey includes companies that represent a broader market perspective and may not share our growth prospects, PM combined peer group data and broad industry data for companies our size weighing each source equally, to enable a composite competitive assessment of executive compensation. Our compensation and HR committee reviewed the 25th, 50th and 75th percentiles for these market composite pay positions to better understand how competitive pay varied with company size and other factors. PM also prepared an analysis of incentive program market trends, including analyses of the short- and long-term elements of compensation as compared to those in our peer group, and a detailed equity usage and dilution analysis of Ironwood as compared with the companies in our peer group.

        Our compensation and HR committee considered the results of PM's competitive assessment in evaluating compensation for 2016, and determined that no significant changes to the design of our executive officers' compensation were warranted. The results of PM's assessment have been, and will continue to be, taken into consideration when making compensation decisions, but will not be used to mandate any specific actions.

        Our peer group, which was compiled by PM with input from our management team, our board, and our compensation and HR committee, is reviewed annually by our compensation and HR committee for composition and appropriateness. We take a rules-based approach in reviewing and setting our peer group and apply a qualitative lens to the result to help focus the group on the companies with which we are competing for talent. We first identify a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies' peer groups, as well as companies included in third-party peer group assessments. We then apply certain size filters including revenue, number of employees and research and development expense, as well as certain business model filters including product focus, market capitalization and growth.

        As a result of the 2016 peer group assessment, our compensation and HR committee, with input from our management team and PM, removed NPS Pharmaceuticals, Inc. because it was acquired and was no longer a stand-alone public company, in addition to Regeneron Pharmaceuticals, Inc. because it was determined to be different in size or business model from Ironwood. Our compensation and HR committee added Merrimack Pharmaceuticals, Inc. and Momenta Pharmaceuticals, Inc., both of which met all or most of the business model and size filters at the time of our review. As a result, our peer group is composed of the following 15 companies, which at the time of our review had a median market capitalization of approximately $2.5 billion, a median of approximately 552 employees, and a commercial drug or drug candidate in later stage development:

Acorda Therapeutics, Inc.	Medivation, Inc.
Alkermes plc	Merrimack Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	Nektar Therapeutics
Arena Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Depomed, Inc.	United Therapeutics Corporation
Horizon Pharma plc	Vertex Pharmaceuticals Incorporated
Incyte Corporation

Process for Determining Individual Compensation and Role of Executive Officers

        Each January, our compensation and HR committee, in conjunction with our senior management, finalizes its assessment of our corporate performance for the prior year. Upon completion of our goal assessment, our bonus and equity pools are calibrated for corporate performance and approved by our compensation and HR committee. Our compensation and HR committee assigns a portion of each of these pools to all of our employees other than our executive officers, and delegates the allocation of these portions to our chief executive officer and our chief financial officer. Our compensation and HR committee also approves any salary increase, cash bonus and equity awards for our chief executive officer and, in consultation with our chief executive officer, for each of our other executive officers. In making these compensation-related decisions for 2016, our compensation and HR committee and senior management considered the competitive assessment prepared by PM and described in more detail above, as well as the other factors described in this Compensation Discussion and Analysis.

        Additionally, our compensation and HR committee may decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer's specific circumstances or, if required by competitive market conditions, to attract and motivate skilled personnel. For example, our compensation and HR committee may decide to grant additional equity awards to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group or other market data reviewed by our compensation and HR committee, despite successful attainment of our corporate or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee to better achieve our compensation objectives.

Corporate and Individual Goals for 2016

        For 2016, allocations of cash and equity awards were, in large part, dependent upon us meeting certain weighted corporate performance goals. We work thoughtfully with our compensation and HR committee and other members of our board of directors to establish what we believe are challenging corporate goals. In early 2016, our compensation and HR committee approved the following corporate performance goals for 2016:

  •
  maximizing linaclotide, including successfully driving appropriate LINZESS growth in the United States according to certain financial and commercial performance metrics, and advancing efforts to broaden its utility by strengthening the LINZESS label and progressing clinical programs in new indications, populations and formulations;

  •
  accessing value-creating assets;

  •
  advancing our pipeline programs, including for uGERD, and vascular/fibrotic diseases, by achieving clinical and other milestones;

  •
  meeting certain financial and business development goals; and

  •
  leveraging our talent, team and culture by implementing cross-functional collaboration goals, improving capabilities, ensuring connectedness among leaders and teams, and enhancing value through communications.

        In addition to the foregoing corporate performance goals, our compensation and HR committee also approved certain challenging stretch goals directly related to our corporate goals, and which were intended to inspire innovation, creativity and strong performance. Dr. Hecht's performance evaluation was based primarily on the achievement of our corporate goals. Our other executive officers were evaluated on the achievement of corporate goals and additional individual goals which contribute toward, and relate directly to, the accomplishment of our corporate goals.

        Our performance against 2016 corporate goals was used to determine compensation awards and adjustments in early 2017. In January 2017, our compensation and HR committee determined that we achieved 123% of our 2016 corporate goals, including several of our stretch goals. Certain of the drivers resulting in achievement of our stretch goals included delivering LINZESS U.S. net sales of $626 million, closing the lesinurad transaction with AstraZeneca, and using $25.4 million in cash for operations for the full year 2016. These goals, which were refreshed following the lesinurad transaction, and our actual level of achievement of these goals in 2016, are as follows:

Corporate Goal	Target Percentage (%)	Actual Level of Achievement (%)
Maximize linaclotide: successfully drive appropriate LINZESS growth in the United States according to certain financial and commercial metrics, and advance efforts to broaden its utility by strengthening its label and progress clinical programs in new indications, populations and formulations	35%	35% + 4% for stretch goals
Access value-creating assets	10%	10% + 10% for stretch goals
Advance our pipeline programs, including for uGERD and vascular/fibrotic diseases, by achieving clinical and other milestones	30%	30%
Meet certain financial and business development goals	15%	15% + 10% for stretch goals
Leverage our talent, team and culture	10%	9% + 0% for stretch goals

Totals	100%	123%

        In addition to the 2016 corporate goals identified above, for which each of our executive officers was directly accountable, the following is a summary of the 2016 individual goals for our executive officers set in early 2016, other than Dr. Hecht, who is compensated primarily on the basis of the achievement of our corporate goals.

Executive Officer	Summary of Individual Goals
Tom Graney	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Lead and guide the company on all financial decisions, including managing a strong balance sheet to enable the company to meet its objectives and be positioned to achieve its long-term goals
• Lead corporate strategy and business development functions to drive Ironwood's growth and long-term success

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Increase ownership, engagement and productivity through strategic performance management
• Evolve our culture of collaboration and passionate engagement to drive incremental value for the company
Mark G. Currie, Ph.D.	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Serve as strategic leader on all research and development decisions and manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals

•

Advance our products and product candidates and further our discovery efforts through pipeline investments in the key value drivers of our business, including with respect to our mid- to late-stage pipeline

• Enhance the clinical profile of LINZESS and drive linaclotide development programs to advance in additional indications, populations and formulations
• Leverage internal research and development capability to support the advancement of our uncontrolled gout program

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Increase ownership, engagement and productivity through strategic performance management
• Evolve our culture of collaboration and passionate engagement to drive incremental value for the company
Halley E. Gilbert	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Lead and guide the company on all legal decisions and appropriately manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals

•

Provide the highest quality advice on all legal, intellectual property and compliance matters, serving the company's priority business objectives while ensuring financial management and discipline and managing and mitigating risk

• Ensure legal preparedness for the in-license of ZURAMPIC and for the advancement of the gout franchise

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Increase ownership, engagement and productivity through strategic performance management
• Evolve our culture of collaboration and passionate engagement to drive incremental value for the company
Thomas A. McCourt	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Serve as strategic leader on all commercial decisions and appropriately manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals

Executive Officer	Summary of Individual Goals
• Build brand awareness and appropriate growth, while enhancing the global brand for linaclotide through close collaboration with partners and other members of senior management
• Launch ZURAMPIC in the U.S. market and ensure we have the commercial capabilities and plan to appropriately advance and grow our gout franchise
• Lead the commercial field sales force in successfully commercializing our products, while maintaining a culture of compliant, patient-centered care

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Increase ownership, engagement and productivity through strategic performance management
• Evolve our culture of collaboration and passionate engagement to drive incremental value for the company

        In early 2017, Dr. Hecht evaluated each executive officer's individual performance and provided feedback and made recommendations to our compensation and HR committee, which approved the executive officers' compensation, taking into account that each executive officer met or exceeded all or substantially all of his or her respective individual goals for 2016.

Compensation Actions in 2016 and 2017

  Summary

        The following table summarizes the compensation actions taken by our compensation and HR committee for each of our executive officers in recognition of the company's and his or her performance in 2016 and to motivate him or her toward achievement of our goals in 2017.

Executive Officer	Peter M. Hecht, Ph.D.		Tom Graney	Mark G. Currie, Ph.D.	Halley E. Gilbert	Thomas A. McCourt
Title	Chief Executive Officer		Chief Financial Officer and Senior Vice President, Finance and Corporate Strategy	Senior Vice President, Chief Scientific Officer, and President of R&D	Senior Vice President, Chief Legal Officer, and Secretary	Senior Vice President, Marketing and Sales, and Chief Commercial Officer

Base salary increase	—	(1)	$10,000	$16,000	$17,000	$15,000
2016 base salary	$100,000		$435,000	$454,000	$423,000	$435,000
2017 base salary	$100,000		$445,000	$470,000	$440,000	$450,000
Cash bonus(2)	—	(1)	$257,000	$301,000	$280,000	$288,000
Annual restricted stock units awarded(3)	—		21,250	—	40,000	26,250
Annual stock options awarded(4)	530,000		127,500	250,000	80,000	157,500
Stock options awarded in lieu of base salary increase and cash bonus(4)	230,000	(5)	—	—	—	—

(1)
Our compensation and HR committee recommended a salary increase and a cash bonus for Dr. Hecht, but he declined to accept either.

(2)
Consists of payments made under our annual cash bonus program in 2017 for performance in 2016.

(3)
These RSUs for shares of our Class A common stock were awarded on February 27, 2017 under our 2010 Plan and vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

(4)
These stock options for shares of our Class A common stock were granted under our 2010 Plan and have an exercise price of $16.77 per share (the closing price of our Class A common stock on the NASDAQ Global Select Market on the grant date of February 27, 2017). Such stock options vest over four years as to 1/48th of the award on each monthly anniversary of January 1, 2017.

(5)
Our compensation and HR committee consulted with PM to understand competitive market trends for chief executive officer total direct compensation and elected to grant Dr. Hecht an additional annual stock option award, which is discussed further below, in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus.

  Chief Executive Officer

        Dr. Hecht's salary of $100,000 represents the salary that he has been receiving since he began serving as chief executive officer in 1998, and his compensation is reviewed and approved annually by our compensation and HR committee. In January 2017, our compensation and HR committee recommended an increase to Dr. Hecht's base salary to be market competitive with his peers, as well as a bonus based on our achievement of 123% of our corporate goals, but Dr. Hecht declined to accept either. Since co-founding Ironwood in 1998, Dr. Hecht has declined both cash bonuses and increases to base salary each year. Dr. Hecht has further indicated to our compensation and HR committee that he would not expect or desire his cash compensation to increase in the future.

        We recognize that Dr. Hecht's cash compensation is well below his market peers, but believe that the emphasis on stock ownership significantly aligns his interests with those of our fellow stockholders' and the creation of long-term stockholder value. In lieu of cash bonuses or salary increases, our compensation and HR committee has granted Dr. Hecht stock options to keep his overall compensation competitive with that of our peers. In January 2016, Dr. Hecht was granted an annual stock option award of 640,000 shares based primarily on 110% achievement of our 2015 corporate goals, and an additional stock option award of 250,000 shares in lieu of a cash bonus or salary increase. In January 2017, Dr. Hecht was granted an annual stock option award of 530,000 shares based primarily on the achievement of 123% of our 2016 corporate goals, as well as an additional stock option award of 230,000 shares in lieu of a cash bonus or salary increase. We expect that Dr. Hecht's total compensation mix will continue to be focused more heavily on equity than our other executive officers.

        We believe that time-based stock options are inherently performance-based, as they provide value to the recipient only if there is future stock price appreciation and do not provide any value if the stock price declines below the exercise price. This results in a close alignment of chief executive officer compensation with the value of our long-term shareholders' investment in Ironwood. Dr. Hecht has long been a substantial stockholder in the company, currently beneficially owning nearly 5% of our total outstanding stock as of March 31, 2017 (as calculated in the beneficial ownership table beginning on page 4). In addition, in the five-year period between 2012 and 2016, Dr. Hecht exercised and held approximately 90% of his total vested stock options, demonstrating his commitment to Ironwood and his alignment with our stockholders. Further, nearly all stock options exercised by Dr. Hecht during this period were exercised because they were expiring and all stock options exercised and sold during this period were to cover the tax liabilities arising out of the exercises of such stock options as well as prior exercises in which Dr. Hecht paid the exercise price and held the underlying shares at the time of exercise.

  Five-year Pay Opportunity vs. Five-year Realizable Pay

        In the past five years, applying a Black-Scholes valuation methodology of the stock option grants issued to Dr. Hecht, because of our stock price performance, Dr. Hecht's realizable pay has significantly trailed his disclosed pay opportunities as shown in the chart below. Dr. Hecht's realizable pay is approximately 40% of the pay opportunity provided from 2012 through 2016, significantly driven by the value of the stock options granted to him during this period.

  •
  Pay opportunity is defined as planned base salary, target bonuses and grant-date fair value of stock options granted from 2012 through 2016.

  •
  Realizable pay is defined as actual salary received, bonuses paid and in-the-money value of stock options granted from 2012 through 2016 calculated by determining the difference between the December 30, 2016 closing price of our Class A common stock on the NASDAQ Global Select Market and the exercise price of each stock option.

Three-year Realizable Pay vs. Three-year Total Shareholder Return

        Further, Dr. Hecht's total realizable pay from 2014 through 2016 shows a strong connection to our total shareholder return, or TSR, relative to our peer group, as shown in the graph below. Data points that are within the shaded area designate peer group companies that exhibit pay-for-performance alignment (meaning less than 25 percentage point difference between CEO realizable pay percentile and company TSR percentile).

  •
  Realizable pay percentile rank was determined using Dr. Hecht's realizable pay for 2014 through 2016 and comparing it to realizable pay for the CEOs of our peer group companies for 2013 through 2015, which is the most recent period for which data was available as of December 31, 2016, in each case as reported by the applicable company in its proxy statement.

  •
  TSR percentile rank was determined using the actual TSR for Ironwood from 2014 through 2016 and for each of the companies in our peer group for the period from 2013 through 2015.

        This analysis shows appropriate alignment of Dr. Hecht's compensation with our TSR for 2014 through 2016. We believe this is a complete depiction of pay and performance alignment for the following reasons:

  •
  The analysis is based on the peer group set by the compensation and HR committee and described above;

  •
  It takes into account stock price movement after the grant date (as opposed to grant date fair value reported in the Summary Compensation Table);

  •
  For performance-based equity, the number of shares or units actually vesting is used for time periods where the performance period has been completed; and

  •
  It excludes Other Compensation reported in the Summary Compensation Table which includes items that are not part of total direct compensation. For Ironwood, All Other Compensation is typically a small portion (i.e., 2-3% for) of Summary Compensation Table pay for Dr. Hecht for the entire year. However, at our peer group companies, items related to executive turnover such as severance payments, vacation payouts to former executives and relocation payments are reported as All Other Compensation, which can be significant and can skew pay levels.

  Other Executive Officers

  Base Salary

        In January 2016, our compensation and HR committee reviewed and approved the following base salaries for 2016 for our executive officers other than Dr. Hecht: Mr. Graney received a $15,000 increase in base salary from $420,000 to $435,000, Dr. Currie received a $14,000 increase in base salary from $440,000 to $454,000, Ms. Gilbert received a $13,000 increase in base salary from $410,000 to $423,000 and Mr. McCourt received a $15,000 increase in base salary from $420,000 to $435,000. The increase in base salary for each of Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt was in recognition of their meeting or exceeding all or substantially all of their respective individual performance goals in 2015, and taking into account peer group and other market data from the PM competitive assessment discussed above.

        In January 2017, our compensation and HR committee reviewed and approved the following base salaries for 2017 for our executive officers other than Dr. Hecht: Mr. Graney received a $10,000 increase in base salary from $435,000 to $445,000, Dr. Currie received a $16,000 increase in base salary from $454,000 to $470,000, Ms. Gilbert received a $17,000 increase in base salary from $423,000 to $440,000 and Mr. McCourt received a $15,000 increase in base salary from $435,000 to $450,000. The increase in base salary for each of Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt was in recognition of their meeting or exceeding all or substantially all of their respective individual performance goals in 2016, and taking into account peer group and other market data.

  Bonus

        In January 2017, our compensation and HR committee reviewed and approved the following bonuses for 2016 performance for our executive officers other than Dr. Hecht: Mr. Graney—$257,000, Dr. Currie—$301,000, Ms. Gilbert—$280,000 and Mr. McCourt—$288,000. Seventy percent of such bonus amounts for Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt was tied solely to the achievement of 123% of our corporate goals (as described above), and 30% of such amounts was tied to corporate and individual goal achievement. Each of Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt met or exceeded all or substantially all of their respective individual goals for 2016.

  Annual Equity Awards

        Our compensation and HR committee has set the equity pool each year based on achievement of our corporate goals. Individual equity award amounts are then determined based on peer group and market data, and our compensation and HR committee has adjusted these amounts after considering relative company performance and, in the case of our executive officers other than Dr. Hecht, individual performance.

        Our compensation and HR committee determined that we achieved 110% of our 2015 corporate goals. Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt met or exceeded all or substantially all of their respective individual goals in 2015. Accordingly, in January 2016, each of our executive officers other than Dr. Hecht was awarded the following stock option and RSU awards for Class A common stock based on performance during 2015:

Executive Officer	2016 Annual Stock Option Grant for 2015 Performance (# of Shares of Class A Common Stock Subject to Stock Options)	2016 Annual RSU Grant for 2015 Performance (# of Shares of Class A Common Stock Subject to RSUs)
Tom Graney	105,000	17,500
Mark G. Currie, Ph.D.	235,000	—
Halley E. Gilbert	65,000	32,500
Thomas A. McCourt	175,000	—

        These RSUs and stock options were granted on March 1, 2016 under our 2010 Plan. The stock options have an exercise price of $10.24 per share (the closing price of our Class A common stock on the NASDAQ Global Select Market on the grant date).

        Our compensation and HR committee determined that we achieved 123% of our 2016 corporate goals. Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt met or exceeded all or substantially all of their respective individual goals in 2016. Accordingly, in January 2017, each of our executive officers other than Dr. Hecht was awarded the following stock option and RSU awards for Class A common stock based on performance during 2016:

Executive Officer	2017 Annual Stock Option Grant for 2016 Performance (# of Shares of Class A Common Stock Subject to Stock Options)	2017 Annual RSU Grant for 2016 Performance (# of Shares of Class A Common Stock Subject to RSUs)
Tom Graney	127,500	21,250
Mark G. Currie, Ph.D.	250,000	—
Halley E. Gilbert	80,000	40,000
Thomas A. McCourt	157,500	26,250

        These RSUs and stock options were granted on February 27, 2017 under our 2010 Plan. The stock options have an exercise price of $16.77 per share (the closing price of our Class A common stock on the NASDAQ Global Select Market on the grant date).

  Other Compensation

        We maintain broad-based benefits that are provided to all employees. We also maintain a relocation policy under which we make certain benefits available to newly hired and existing employees, including executive officers, who are relocating to accept a new position with Ironwood. In connection with Mr. Graney's appointment as our chief financial officer and senior vice president of finance and corporate strategy in August 2014, he was eligible for temporary living coverage for two years from his start date in an aggregate amount not to exceed $70,000 per year. This benefit was intended to facilitate Mr. Graney's transition to the Boston, Massachusetts area and continued through August 2016. Such allowance for housing and transportation was subject to Mr. Graney's continued employment with us and was provided to Mr. Graney net of applicable taxes. This temporary living coverage was in lieu of any comparable benefits Mr. Graney would have otherwise been eligible for under our relocation policy described above for such two-year period. After such two-year period ended in 2016, Mr. Graney became entitled to reimbursement under our relocation policy for broker's fees related to the sale of his house and certain other relocation expenses.

Elements of Executive Compensation and Determination of Amounts

  Base Salary

        Our base salaries serve to provide our executive officers with a stable source of income, are determined at commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels and to reflect the performance of the executive officer. In determining whether to adjust an executive officer's base salary, our compensation and HR committee takes into consideration factors such as our performance in prior years, general economic factors and compensation parity among our executive officers, as well as the abilities, performance and experience of our executive officers. Our compensation and HR committee also reviews our executive officers' past compensation and market data.

  Annual Bonus

        Our cash bonus program is designed to reward the achievement of our annual corporate goals and, in the case of our executive officers other than Dr. Hecht, individual goals, and to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers, and making sure our employees know clearly that we value their contributions. Each cash bonus award is made annually, and is based on whether and to what extent we achieved our corporate goals for the preceding year as well as the employee's individual performance in that year against his or her individual goals. In 2016, and consistent with 2015, each of our executive officers had an individual bonus target of 50% of his or her base salary. We believe that these target bonus percentages align the compensation of our executive officers with that of our peers, place appropriate emphasis on achievement of our annual performance objectives and facilitate both recruiting and motivating executive officers.

        Additionally, we refined our goal-weighting formula in 2016 for each of our executive officers, other than Dr. Hecht, weighting 70% of cash bonus awards paid in 2017 for 2016 performance solely to the achievement of our corporate goals and 30% to the achievement of our corporate goals and our executive officers' individual goals. Therefore, to calculate the bonus amount payable, the bonus target was multiplied by the achievement multiplier of our corporate goals, and 30% of that figure was further modified by multiplying such amount by the executive officers' individual achievement multiplier. This refinement was intended to closely align cash bonus awards to the achievement of our corporate goals, while taking into account individual performance and providing structure and clarity to the calculation of our executive bonuses. As in 2015, in 2016 the individual performance achievement multiplier was between zero and two. The following summarizes the calculation of our executive officers' cash bonus awards paid in 2017 for 2016 performance, other than Dr. Hecht:

50% Bonus Target × Actual Corporate Goals Achievement Multiplier × 70% Weighting	+	50% Bonus Target × Actual Corporate Goals Achievement Multiplier × 30% Weighting × Actual Individual Goals Achievement Multiplier	=	Actual Bonus Payout

  Equity-Based Compensation

        We use equity awards as our incentive vehicle for long-term compensation to attract, reward and motivate our executive officers in a manner that best aligns their interests with our stockholders' interests. We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of this compensation to our future performance. By linking the ultimate value of the award to the performance of our stock price, we believe equity awards strongly reinforce the concept of "pay for performance." Our equity awards, in the form of stock options and RSUs, generally have either long-term vesting schedules, typically over four years, or vest upon the achievement of major value-creating milestones. If an employee leaves the company before the completion of the vesting period or the achievement of the milestone, as applicable, then that employee generally does not receive any benefit from the non-vested portion of his or her award. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe that stock options provide strong incentives to employees to increase the value of our stock over time. While stock options continue to represent a significant percentage of our equity awards, our compensation and HR committee believes that offering a portfolio of equity instruments that includes both stock options and RSUs is important to attract top talent to our commercial-stage biotechnology company, to foster our performance-driven culture aimed at setting and achieving high-value, aggressive goals and to best align our employees' actions and motivations with the interests of our stockholders.

        We do not currently have any security ownership requirements for our executive officers. In addition, we have never had a program or policy in place to coordinate equity grants with the release of material non-public information. However, as part of our insider trading prevention policy, our executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

  Initial Equity Awards

        We make an initial equity award to all new employees, including our executive officers, in connection with the commencement of their employment. These initial grants are intended to provide the employee with the incentive to build value in the organization over an extended period of time and to maintain competitive levels of total compensation. In 2016, and consistent with 2015, these initial grants were in the form of stock options and RSUs, with stock options continuing to make up a significant percentage of such grants. Since our IPO in February 2010, these awards were for shares of our Class A common stock, and awards made prior to our IPO were for shares of our Class B common stock. Such stock options have an exercise price equal to the fair market value of our common stock on the grant date and typically vest over four years as to 25% of the shares on the first anniversary of the date of hire and as to 1/48th of the total shares each month thereafter for the next 36 months. Such RSUs typically vest over four years as to 25% on each approximate anniversary of the date of grant.

  Annual Equity Awards

        Our practice is to make annual, performance-based equity awards to all employees, including our executive officers, as part of our annual compensation program, and historically we have granted such awards in February or March of each year based on our performance in the prior year. Our executive officers have a choice of the mix for their annual equity awards and can select from the following choices: 100% stock options, 75% stock options and 25% RSUs or 50% stock options and 50% RSUs, with the balance of our employees being provided this or greater equity choice. We believe this equity choice model allows our employees to balance the overall risk profile of their annual equity grants by providing them with the opportunity to diversify their portfolio of equity awards, and also keeps our compensation practices competitive with our peers with whom we compete for talent, while continuing to align the interests of our employees with those of our stockholders. Since our IPO in February 2010, these grants were for shares of our Class A common stock, and awards made prior to our IPO were for shares of our Class B common stock. Such stock option grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest over four years as to 1/48th of the award on each monthly anniversary of the vesting commencement date, which is January 1 of the applicable year. Such RSUs typically vest over four years as to 25% on each approximate anniversary of the date of grant.

        Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our executive officers as a group or to any particular executive officer, but does emphasize the achievement of corporate goals in determining each annual performance award for our executive officers, other than Dr. Hecht. Substantially all of Dr. Hecht's annual performance award is based on the achievement of our corporate goals. In addition, our compensation and HR committee leverages its experience, exercising its judgment and discretion, and considers, among other things, the role and responsibility of the executive officer, the executive officer's performance, competitive factors, input from PM and market data, the amount of stock-based equity compensation already held by the executive officer, the mix of total direct compensation received by the executive officer and the total number of awards to be made to all participants during the year. Based upon these factors, our compensation and HR committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant.

  Milestone-Based Equity Awards

        Our executive officers and a number of our employees have a portion of their incentive compensation in periodic grants of milestone-based equity awards that vest upon the achievement of major value-creating events which may occur many years from the date of grant. We believe milestone-based equity awards align our employees with our stockholders' best interests and motivate our employees to apply their best efforts toward the accomplishment of these long-term value-creating events.

  Severance or Change of Control Arrangements

        Our board, through our compensation and HR committee, periodically assesses our executive severance and change of control arrangements to, among other things, ensure that such benefits are competitive with those of our peers. As approved by our compensation and HR committee we have entered into severance arrangements with each of our executive officers. We believe these arrangements serve to better align our executive severance practices with those of our peers, which is particularly important as we seek out top talent from companies like our peers and to foster our performance-driven culture aimed at setting and achieving high-value, aggressive goals. Our executive severance arrangements and change of control plan are described in more detail below.

  Executive Severance Arrangements

        We have entered into severance arrangements with each of our executive officers. Under the severance arrangements, our executive officers are eligible to receive certain benefits in the event of an involuntary termination without "cause" or a "constructive termination" (each as defined below under the caption Potential Payments Upon Termination or Change of Control—Executive Severance Arrangements), including an amount equal to his or her base salary and target bonus for the current year, a pro rata amount of his or her target bonus for the current year (pro-rated based on the percentage of the year worked prior to the triggering event), his or her actual bonus for the prior year if not yet paid and 12 months of benefit continuation. These benefits are only payable if the executive officer has complied with all of our rules and policies, executed a separation agreement that includes a release of claims and complies with his or her post-employment obligations of non-disclosure, non-competition and non-solicitation to Ironwood. If the triggering event occurs in connection with a change of control of Ironwood, the severance arrangements provide that the executive officer will be entitled to receive the greater of the benefits under his or her severance arrangement and the benefits under the change of control plan in effect at the time of such termination, on a payment-by-payment and benefit-by-benefit basis. The severance arrangements further provide that in connection with the sale of all or substantially all of the assets of Ironwood we will cause the acquirer of such assets to assume the arrangements.

        We believe that offering our executive officers these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business, assists us in recruiting and motivating key executive officers, and provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits. A further description of the severance arrangements is set forth below under the caption Potential Payments Upon Termination or Change of Control—Executive Severance Arrangements.

  Change of Control Severance Benefit Plan

        We have a change of control plan that applies to all of our employees regardless of title or role, including our executive officers, and provides for certain payments and benefits in connection with or following a termination of employment associated with a "change of control" (as defined below under the caption Potential Payments Upon Termination or Change of Control—Change of Control Severance Benefit Plan). We maintain this change of control plan on the premise that innovative ideas and the associated intellectual property generated from these ideas are the basis upon which economic value is created in the biopharmaceutical industry and that our employees are the source of these value-creating ideas. The potential for a change of control or other event that could substantially change the nature and structure of Ironwood could therefore adversely affect our ability to recruit and motivate employees. The change of control plan is designed to encourage employees to bring forward their best ideas by providing them with the knowledge that if a change of control occurs, and their employment is terminated as a result thereof, they will have an opportunity to share in the value that they helped create for our stockholders, regardless of their employment status at Ironwood after the change of control. The key goals of our change of control plan are to recognize the value of employees' contributions to us through the acceleration of equity awards solely with time-based vesting, and to ensure employees have a reasonable period of time within which to locate suitable employment without undue financial hardship. We believe that our change of control plan is a positive recruitment tool in attracting top talent to Ironwood and enhances our ability to recruit and motivate management-level employees.

        A further description of the change of control plan and the potential payments to our executive officers pursuant to the plan is set forth below under the captions Potential Payments Upon Termination or Change of Control—Change of Control Severance Benefit Plan and—Potential Payments Upon Termination or Change of Control.

  Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution.

        We also maintain a relocation policy under which we make certain benefits available to newly hired and existing employees, including executive officers, who are relocating to accept a new position with Ironwood. Our relocation policy covers reasonable expenses associated with the move and certain relocation services, including as applicable, temporary housing assistance payments and a lump sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract and motivate employees. Under our relocation policy, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for "cause" within 12 months following the payment date of their last relocation reimbursement.

        Other than our broad-based benefits, or as otherwise described herein, none of our executive officers receive perquisites of any nature.

Tax and Accounting Considerations

        While our compensation and HR committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our executive officers in 2016.

Compensation Practices and Risk

        Our compensation and HR committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Ironwood. In making this determination, our compensation and HR committee considered the following:

  •
  our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;

  •
  we grant equity-based awards with time-based vesting and milestone-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value; and

  •
  our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter M. Hecht, Ph.D.	2016	100,000	—		—		4,135,830		—	8,065	4,243,895
Chief Executive Officer	2015	100,000	—		—		4,017,546		—	7,440	4,124,986
	2014	100,000	—		—		2,144,708		—	7,421	2,252,129
Tom Graney	2016	435,000	—		179,200		487,935		257,000	145,577	1,504,712
Chief Financial Officer and Senior	2015	420,000	—		89,034	(5)	242,475	(5)	231,000	113,880	1,096,389
Vice President, Finance and Corporate Strategy	2014	131,250	200,000	(6)	—		1,895,620		37,406	43,748	2,308,024
Mark G. Currie, Ph.D.	2016	454,000	—		—		1,092,045		301,000	8,040	1,855,085
Senior Vice President, Chief	2015	440,000	—		341,688		1,380,394		255,200	7,440	2,424,722
Scientific Officer and President of R&D	2014	388,100	—		—		560,924		159,321	7,421	1,115,766
Halley E. Gilbert	2016	423,000	—		332,800		302,055		280,000	8,040	1,345,895
Senior Vice President, Chief Legal	2015	410,000	—		499,075		408,865		225,500	7,440	1,550,880
Officer and Secretary	2014	371,000	—		—		428,942		131,595	7,421	938,958
Thomas A. McCourt	2016	435,000	—		—		813,225		288,000	8,040	1,544,265
Senior Vice President, Marketing	2015	420,000	—		253,825		693,293		243,600	7,440	1,618,158
and Sales and Chief Commercial Officer	2014	377,600	—		—		527,928		133,758	7,421	1,046,707

(1)
Reflects cash bonuses paid to our executive officers other than pursuant to our annual cash bonus program.

(2)
For 2016, reflects the fair value of time-based RSU and stock option awards on the date of grant calculated in accordance with Financial Accounting Standards Board issued Accounting Standards Codification 718, Compensation—Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2016, see Note 14 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K that we filed with the SEC on February 22, 2017, or our 2016 Form 10-K, and that accompanies this proxy statement. All values reported exclude the effects of potential forfeitures.

(3)
Consists of payments made under our annual cash bonus program in the following year for performance in the identified year, as described above under the caption Compensation Actions in 2016 and 2017.

(4)
For each executive officer, $6,000 of such amount consists of matching contributions made under our 401(k) plan, as well as an amount attributable to a transportation stipend and a fitness stipend. Includes $46,667 Mr. Graney received for temporary living coverage pursuant to his new hire arrangements and intended to facilitate his transition to the Boston, Massachusetts area in 2016, as well as $24,646 Mr. Graney received during 2016 for reimbursement of taxes owed on this allowance for housing and transportation. Also includes reimbursements of $35,000 in broker's fees related to the sale of Mr. Graney's house and $6,225 in relocation allowance, as well as $25,000 for reimbursement of taxes owed on such amounts for which Mr. Graney became entitled to payment in 2016 under our relocation policy.

(5)
Reflects a prorated equity award granted to Mr. Graney in 2015 for performance during the portion of 2014 that he was employed by Ironwood, after joining the company in August 2014.

(6)
Represents a new hire bonus Mr. Graney received in connection with his joining our company in August 2014.

Grants of Plan-Based Awards (2016)

        The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2016. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus. We granted RSUs and stock option awards to our executive officers in 2016 in recognition of performance in 2015. All RSUs granted in 2016 represented the right to receive shares of our Class A common stock and all stock options granted in 2016 consisted of options to purchase shares of our Class A common stock with an exercise price equal to the fair market value of our Class A common stock on the date of grant. All such equity awards were granted under our 2010 Plan. The vesting schedule of each RSU and each option included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End (2016) table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards
		Compensation and HR Committee Approval Date (if different than Grant Date)				All Other Option Awards: Number of Securities Underlying Options (#)
					All Other Stock Awards: Number of Shares of Stock or Units(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date
Name			Target ($)	Target (#)
Peter M. Hecht, Ph.D.	3/1/2016	1/25/2016	—	—	—	890,000	10.24	4,135,830
	—	—	50,000	—	—	—	—	—
Tom Graney	3/1/2016	1/25/2016	—	—	—	105,000	10.24	487,935
	3/1/2016	1/25/2016	—	—	17,500	—	—	179,200
	—	—	217,500	—	—	—	—	—
Mark G. Currie, Ph.D.	3/1/2016	1/25/2016	—	—	—	235,000	10.24	1,092,045
	—	—	227,000	—	—	—	—	—
Halley E. Gilbert	3/1/2016	1/25/2016	—	—	—	65,000	10.24	302,055
	3/1/2016	1/25/2016	—	—	32,500	—	—	332,800
	—	—	211,500	—	—	—	—	—
Thomas A. McCourt	3/1/2016	1/25/2016	—	—	—	175,000	10.24	813,225
	—	—	217,500	—	—	—	—	—

(1)
Consists of the target cash bonus payment for 2016 performance under our cash bonus program. As described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus, in 2016 each of our executive officers, other than Dr. Hecht, had an individual bonus target of 50% of his or her base salary, 70% of which was tied solely to the achievement of our corporate goals for 2016 (which was not determined as of December 31, 2016) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2016). Dr. Hecht's bonus, with an individual bonus target of 50% of his base salary, was to be determined based on the achievement of our corporate goals. Actual bonus payments for 2016 performance are set forth in the Summary Compensation Table above.

(2)
Reflects the fair value of time-based RSU and stock option awards on the date of grant calculated in accordance with ASC 718.

For a discussion of the assumptions used in the valuation of the time-based RSU awards and stock option awards granted to our executive officers in 2016, see footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End (2016)

        The following table sets forth information regarding outstanding equity awards held by each of our named executive officers on December 31, 2016 the last day of our last fiscal year.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option to Purchase Class Common Stock	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Peter M. Hecht, Ph.D.	65,987	—	—	2.94	B	1/22/2017	(3)	—		—
	140,000	—	—	3.76	B	1/31/2018	(3)	—		—
	110,000	—	—	4.89	B	2/11/2019	(3)	—		—
	—	—	40,000	5.48	B	7/28/2019	(4)	—		—
	125,000	—	—	11.25	A	2/2/2020	(3)	—		—
	175,000	—	—	11.11	A	2/1/2021	(3)	—		—
	300,000	—	—	14.72	A	2/1/2022	(3)	—		—
	357,813	17,187	—	13.08	A	2/1/2023	(3)	—		—
	236,979	88,021	—	14.11	A	3/3/2024	(5)	—		—
	270,729	294,271	—	15.62	A	3/16/2025	(5)	—		—
	203,958	686,042	—	10.24	A	3/1/2026	(5)	—		—
Tom Graney	87,500	62,500	—	13.11	A	9/2/2024	(6)	—		—
	—	—	150,000	13.11	A	9/2/2024	(7)	—		—
	16,339	17,761	—	15.62	A	3/16/2025	(5)	—		—
	24,062	80,938	—	10.24	A	3/1/2026	(5)	—		—
	—	—	—	—	—	—		21,775		332,940
Mark G. Currie, Ph.D.	90,000	—	—	2.94	B	1/22/2017	(3)	—		—
	120,000	—	—	3.76	B	1/31/2018	(3)	—		—
	50,000	—	—	4.89	B	2/11/2019	(8)	—		—
	125,000	—	—	4.89	B	2/11/2019	(3)	—		—
	—	—	40,000	5.48	B	7/28/2019	(4)	—		—
	90,000	—	—	11.25	A	2/2/2020	(3)	—		—
	110,000	—	—	11.11	A	2/1/2021	(3)	—		—
	110,000	—	—	14.72	A	2/1/2022	(3)	—		—
	190,834	9,166	—	13.08	A	2/1/2023	(3)	—		—
	61,979	23,021	—	14.11	A	3/3/2024	(5)	—		—
	62,889	68,361	—	15.62	A	3/16/2025	(5)
	25,000	—	25,000	15.62	A	3/16/2025	(9)	—		—
	53,854	181,146	—	10.24	A	3/1/2026	(5)	—		—
	—	—	—	—	—	—		316,406	(10)	4,837,848
Halley E. Gilbert	37,385	—	—	3.76	B	1/31/2018	(6)	—		—
	35,000	—	—	3.76	B	1/31/2018	(11)	—		—
	50,000	—	—	4.89	B	2/11/2019	(3)	—		—
	—	—	40,000	5.48	B	7/28/2019	(4)	—		—
	60,000	—	—	11.25	A	2/2/2020	(3)	—		—
	60,000	—	—	11.11	A	2/1/2021	(3)	—		—
	30,000	—	—	11.83	A	12/12/2021	(3)	—		—
	45,000	—	—	14.72	A	2/1/2022	(3)	—		—
	28,625	1,375	—	13.08	A	2/1/2023	(3)	—		—
	11,250	13,750	—	11.51	A	12/2/2023	(3)	—		—
	47,396	17,604	—	14.11	A	3/3/2024	(5)	—		—
	27,552	29,948	—	15.62	A	3/16/2025	(5)	—		—
	14,895	50,105	—	10.24	A	3/1/2026	(5)	—		—
	—	—	—	—	—	—		54,062		826,608
Thomas A. McCourt	160,000	—	—	5.48	B	9/7/2019	(6)	—		—
	80,000	—	80,000	5.48	B	9/7/2019	(12)	—		—
	20,000	—	—	11.25	A	2/2/2020	(3)	—		—
	95,000	—	—	11.11	A	2/1/2021	(3)	—		—
	95,000	—	—	14.72	A	2/1/2022	(3)	—		—
	104,959	5,041	—	13.08	A	2/1/2023	(3)	—		—
	58,333	21,667	—	14.11	A	3/3/2024	(5)	—		—
	46,718	50,782	—	15.62	A	3/16/2025	(5)	—		—
	40,104	134,896	—	10.24	A	3/1/20226	(5)	—		—
	—	—	—	—	—	—		12,187		186,339

(1)
The RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

(2)
Market value is calculated by multiplying the number of RSUs that have not vested by the closing price of our common stock on the NASDAQ Global Select Market on December 30, 2016, which was $15.29.

(3)
The options vest as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter until fully vested.

(4)
The options vest as to (a) 50% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (b) 50% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(5)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(6)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.

(7)
The options vest as to (a) 50,000 shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis, (b) 50,000 shares immediately upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (c) 50,000 shares immediately upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(8)
The option vested as to 100% of the shares on the grant date.

(9)
The options vest in two equal installments of 25,000 options each. The option vested as to 25,000 shares upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the first internally derived or externally accessed product (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market. The option vests as to the remaining 25,000 shares upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the second internally derived or externally accessed product (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market.

(10)
Includes 300,000 shares which Dr. Currie obtained on October 31, 2016 pursuant to an early exercise provision. The right to acquire the shares will vest as to (a) 25% of the shares immediately upon the entry of a novel Ironwood drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications) into Phase 3 clinical studies; (b) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us for a novel Ironwood-derived drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications); (c) 25% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 22, 2017.

(11)
The option vested as to (a) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and (b) 50% of the shares immediately upon the first commercial sale of our first product.

(12)
The option vested as to (a) 25% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us; (b) 25% of the shares upon the first commercial sale of linaclotide; and the remaining portion of the option vests as to (c) 25% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue); and (d) 25% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

Options Exercised and Stock Vested Table

        The following table sets forth certain information regarding the exercise of options to purchase our common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2016.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Peter M. Hecht, Ph.D.	300,790	(3)	2,762,468	—	—
Tom Graney	—		—	1,425	12,597
Mark G. Currie, Ph.D.	675,000	(4)	6,084,372	5,469	48,346
Halley E. Gilbert	29,865	(5)	315,602	7,188	63,542
Thomas A. McCourt	—		—	4,063	35,917

(1)
Computed by determining the difference between the market price of our Class A common stock upon exercise and the exercise price of the exercised stock option.

(2)
Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A stock on the vesting date. This amount represents the total number of shares that vested; however, a portion of such shares were sold to satisfy tax withholding obligations.

(3)
Includes 180,790 shares of our Class B common stock that Dr. Hecht acquired through option exercises, as such stock options were expiring, and then held, thereby increasing his ownership of our Class B common stock by such amount. As of the date hereof, Dr. Hecht continues to hold these shares. Also includes 120,000 shares of our Class B common stock that Dr. Hecht acquired through option exercises and then sold on the open market. Such sales were effected to cover the tax liabilities arising out of the exercises of stock options. In order to effect the sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

(4)
Includes 375,000 shares of our Class B common stock that Dr. Currie acquired through option exercises, as such stock options were expiring, and then held, thereby increasing his ownership of our Class B common stock by such amount. As of the date hereof, Dr. Currie continues to hold these shares. Also includes 300,000 shares of our Class B common stock that Dr. Currie acquired through an option exercise, as such stock options were expiring, and then sold on the open market. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

(5)
Represents 29,865 shares of our Class B common stock that Ms. Gilbert acquired through option exercises and then sold on the open market. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

Potential Payments Upon Termination or Change of Control

        Except as described below, there are currently no other agreements or arrangements pursuant to which our executive officers would receive severance benefits in the event of a separation from Ironwood.

  Executive Severance Arrangements

        We have entered into severance arrangements with each of our executive officers. Under the severance arrangements, our executive officers are eligible to receive the following benefits in the event of an involuntary termination without Cause or a Constructive Termination (each as defined below), provided the executive officer has complied with all of our rules and policies, executed a separation agreement that includes a release of claims and complies with his or her post-employment obligations of non-disclosure, non-competition and non-solicitation to Ironwood:

  •
  an amount equal to 12 months of his or her current base salary, a pro rata amount of his or her target annual cash incentive award for the current year (pro-rated based on the percentage of the year worked prior to the triggering event), an amount equal to his or her full target annual cash incentive award for the current year, and an amount equal to his or her actual annual cash incentive award for the prior year if such amount has not already been paid to him or her; and

  •
  benefit continuation under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, with Ironwood contributing to the cost of such coverage in the same amount as if the executive officer was actively employed, plus COBRA administrative fees, for 12 months following the triggering event. The executive officers are also eligible to receive outplacement assistance consistent with industry standards.

        If the triggering event occurs in connection with a change of control of Ironwood, the severance arrangements provide that the executive officer will be entitled to receive the greater of the benefits under his or her severance arrangement and the benefits under the change of control plan in effect at the time of such termination, on a payment-by-payment and benefit-by-benefit basis. The severance arrangements further provide that in connection with the sale of all or substantially all of the assets of Ironwood we will cause the acquirer of such assets to assume the arrangements.

        For purposes of the severance arrangements, "Constructive Termination" means termination of employment by the executive officer for Good Reason (as defined below); provided that Constructive Termination shall not include any termination of employment (i) by Ironwood for Cause; (ii) by Ironwood as a result of the permanent disability of the executive officer; (iii) as a result of the death of the executive officer; or (iv) as a result of the voluntary termination of employment by the executive officer for any reason other than Good Reason. "Good Reason" means the occurrence of any of the following conditions: (a) a material diminution in the executive officer's authority, duties or responsibilities; (b) a material diminution in the executive officer's total target cash compensation unless such diminution is in connection with a proportional reduction in compensation for all or substantially all executive officers; or (c) the relocation of the executive officer's work place for Ironwood to a location more than 60 miles from the location of the work place prior to the Constructive Termination. The severance arrangements provide that "Cause" has the same meaning as ascribed to the term in our 2010 Plan, as most recently in effect prior to the time of termination; provided, however, that this definition of Cause shall be superseded by (I) the definition of Cause contained in an agreement between a participant and Ironwood in effect at the time of such termination, and (II) the definition of "Cause" contained in the change of control plan to the extent such termination is covered by such plan. Our 2010 Plan defines "Cause" as (A) dishonesty with respect to Ironwood, (B) insubordination, substantial malfeasance or non-feasance of duty, (C) unauthorized disclosure of confidential information, (D) breach of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with Ironwood, and (E) conduct substantially prejudicial to Ironwood's business. See Elements of Executive Compensation and Determination of Amounts—Severance or Change of Control Arrangements—Executive Severance Arrangements for more information about our executive severance arrangements.

  Change of Control Severance Benefit Plan

        We have a change of control plan that applies to all of our employees regardless of title or role, including our executive officers, and provides for certain payments and benefits in connection with or following a termination of employment associated with a change of control. Pursuant to this plan, in the event of a Covered Termination (as defined below), our executive officers are entitled to receive the following from Ironwood or its successor:

  •
  a lump-sum payment in an amount equal to 12 months of base salary as of the time of termination;

  •
  a lump-sum payment in an amount equal to the target bonus for the year in which the termination occurred, prorated for the portion of the year during which the employee was employed;

  •
  acceleration of all outstanding equity awards subject solely to time-based vesting as of the date of termination; and

  •
  continuation of medical, dental and vision benefits for the individual and his or her dependents for 12 months following termination; provided that if the individual dies or becomes covered by another employer's group health plans during the continuation period, Ironwood is no longer required to provide such group health plans.

        A Covered Termination consists of a "Termination Upon Change of Control" or a "Constructive Termination" in connection with a "Change of Control" of Ironwood. Under the change of control plan, a Change of Control occurs when:

  •
  any person becomes, pursuant to a transaction or a series of transactions not approved by our board, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power;

  •
  a merger or consolidation of Ironwood, whether or not approved by our board, which results in the holders of our voting securities holding less 50% of the combined voting power of the surviving entity immediately after such merger or consolidation;

  •
  the sale or disposition of more than two-thirds of the assets of Ironwood; or

  •
  the date a majority of members of our board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of members of our board before the date of the appointment or election.

        For purposes of the change of control plan, "Termination Upon Change of Control" means the actual termination of the employee without Cause (as defined below) by Ironwood during the period commencing 30 days prior to the earlier of (i) the date that Ironwood first publicly announces that it is conducting negotiations leading to a Change of Control or (ii) the date that Ironwood enters into a definitive agreement that would result in a Change of Control, and ending on the earlier of (a) the date on which Ironwood announces the definitive agreement has been terminated or that Ironwood's efforts to consummate the Change of Control have been abandoned or (b) the date that is twenty-four months after the Change of Control, and "Constructive Termination" means the termination of employment by the employee for Good Reason (as defined below) within twenty-four months after the occurrence of any Change of Control; provided that a Termination Upon Change of Control or a Constructive Termination shall not include any termination of employment (A) by Ironwood for Cause; (B) by Ironwood as a result of the permanent disability of the employee; (C) as a result of the death of the employee; or (D) as a result of the voluntary termination of employment by the employee for any reason other than Good Reason. "Good Reason" means the occurrence of any of the following conditions following a Change of Control: (I) a material diminution in the employee's authority, duties and responsibilities; (II) a material diminution in the employee's total target cash compensation unless such diminution is in connection with a proportional reduction in compensation for all or substantially all similarly situated employees; (III) the relocation of the employee's work place for Ironwood to a location more than 60 miles from the location of the work place prior to the Change of Control; or (IV) any other action or inaction that constitutes a material breach by such employee's employer (after the Change of Control) of any agreement with the employee under which the employee is then providing services. "Cause" means (aa) theft, a material act of fraud, intentional falsification of employment or Ironwood records or the commission of any criminal act; (bb) improper disclosure or use of Ironwood's confidential, business or property information; (cc) gross negligence or willful misconduct in the performance of assigned duties that causes demonstrable harm to Ironwood; or (dd) repeated failure to perform job responsibilities in accordance with written instructions from a supervisor.

        We will require any successor to assume and agree to perform the change of control plan. Receipt of any payments or benefits under the change of control plan at the time of termination will be conditioned on the employee executing a written release of Ironwood from any and all claims arising in connection with his or her employment. See Elements of Executive Compensation and Determination of Amounts—Severance or Change of Control Arrangements—Change of Control Severance Benefit Plan for more information about our change of control plan.

  Equity Acceleration in the Event of Death

        For all employees, including our executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder. This term applies to all outstanding time-based stock option and RSU awards made under our equity incentive plans, including the 2010 Plan. Further, our current form of stock option and RSU agreements for awards issued under our 2010 Plan include similar provision for the acceleration of unvested time-based awards upon the death of an award holder, including our executive officers.

  Potential Payments Upon Termination or Change of Control

        The following table presents our estimate of the amount of severance benefits to which each of our named executive officers would be entitled if a termination occurred on December 30, 2016 under the circumstances set forth in the column headings. The closing price of our common stock as listed on the NASDAQ Global Select Market on December 30, 2016 was $15.29 per share.

Name	Executive Payments and Benefits upon Termination	Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following Change of Control(2)	Death(3)
Peter M. Hecht, Ph.D.	Cash Severance	$100,000	$100,000	$—
	Non-Equity Incentive Plan Compensation	$100,000	$100,000	$—
	Equity Acceleration(4)
	Options	$—	$3,606,360	$3,606,360
	RSUs	$—	$—	$—
	Continuation of Health Benefits	$19,218	$19,218	$—

	Total	$219,218	$3,825,578	$3,606,360
Tom Graney	Cash Severance	$435,000	$435,000	$—
	Non-Equity Incentive Plan Compensation	$435,000	$435,000	$—
	Equity Acceleration(4)
	Options	$—	$544,987	$544,987
	RSUs	$—	$332,940	$332,940
	Continuation of Health Benefits	$19,218	$19,218	$—

	Total	$889,218	$1,767,145	$877,927
Mark G. Currie, Ph.D.	Cash Severance	$454,000	$454,000	$—
	Non-Equity Incentive Plan Compensation	$454,000	$454,000	$—
	Equity Acceleration(4)
	Options	$—	$962,209	$962,209
	RSUs	$—	$250,848	$250,848
	Continuation of Health Benefits	$7,112	$7,112	$—

	Total	$915,112	$2,128,169	$1,213,057
Halley E. Gilbert	Cash Severance	$423,000	$423,000	$—
	Non-Equity Incentive Plan Compensation	$423,000	$423,000	$—
	Equity Acceleration(4)
	Options	$—	$328,817	$328,817
	RSUs	$—	$826,608	$826,608
	Continuation of Health Benefits	$19,218	$19,218	$—

	Total	$865,218	$2,020,643	$1,155,425
Thomas A. McCourt	Cash Severance	$435,000	$435,000	$—
	Non-Equity Incentive Plan Compensation	$435,000	$435,000	$—
	Equity Acceleration(4)
	Options	$—	$717,932	$717,932
	RSUs	$—	$186,339	$186,339
	Continuation of Health Benefits	$7,543	$7,543	$—

	Total	$877,543	$1,781,814	$904,721

(1)
Represents amounts payable under the terms of the executive severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2016 have been paid to the executive as of December 31, 2016, and that all 2015 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood's historical practice.

(2)
As provided under the terms of the executive severance arrangements, represents the greater of the amount payable under the executive severance arrangements and the change of control plan on a payment-by-payment and benefit-by-benefit basis.

(3)
Represents the value of the accelerated time-based stock option and RSU awards for each executive officer.

(4)
With respect to options, reflects the in-the-money value of the unvested portion of such executive officer's options that have vesting provisions based solely on time, and not performance milestones. The value is calculated by multiplying the amount (if any) by which $15.29, the closing price of our Class A common stock on the NASDAQ Global Select Market on December 30, 2016, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time (if any) by $15.29, the closing price of our Class A common stock on the NASDAQ Global Select Market on December 30, 2016.

Director Compensation

        Our director compensation plan, effective January 1, 2014, provides that at each annual meeting of stockholders our non-employee directors will receive an annual grant of the number of restricted shares of our Class A common stock calculated by dividing (i) the dollar amount for total director compensation approximating the 25th percentile of our current peer group on the date of grant, by (ii) the average closing price of our Class A common stock on the NASDAQ Global Select Market for the six months preceding the month in which the applicable annual meeting of stockholders occurs. Such restricted shares vest 25% on each three-month anniversary of the grant date over a nine-month period and the remaining 25% on the day before the date of the annual meeting of stockholders for the next calendar year. For 2016, our compensation and HR committee determined that the 25th percentile for total director compensation for our peer group was approximately $250,000. Accordingly, on June 1, 2016, the date of our 2016 annual meeting of stockholders, each of our non-employee directors received a grant of restricted stock consistent with the foregoing terms and valuation. Vesting is contingent on each non-employee director continuing to serve as a member of the board on the last day of each applicable vesting period. Subject to certain limited exceptions, and whether the shares of restricted stock are vested or not, no director may transfer any shares of restricted stock while such person is a director of Ironwood.

        The vast majority of the compensation that our non-employee directors receive for service on our board is paid in the form of restricted stock, which such shares are subject to forfeiture and transfer restrictions as described in detail above. We believe these forfeiture and transfer restrictions under our director compensation plan effectively create stock ownership guidelines for our directors in that they ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and they focus our directors on maximizing long-term value.

        In addition, pursuant to our director compensation plan, the chair of our board and each of the committee chairs receives annual compensation of $10,000, payable quarterly in unrestricted stock or cash at the individual director's election. Shares of our Class A common stock issued to our directors under our director compensation plan are granted under our 2010 Plan, in which our directors are eligible to participate. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

        The following table sets forth information regarding the compensation earned during the year ended December 31, 2016 by each of our directors other than Dr. Hecht, who does not receive compensation for his service as a director. Dr. Hecht's compensation for his service as our chief executive officer is described in our Compensation Discussion and Analysis and in the Summary Compensation Table and related footnotes included elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
George H. Conrades	—		—		—		—
Andrew Dreyfus	—		330,771	(2)	—		330,771
Marsha H. Fanucci	10,000	(3)	300,423		—		310,423
Terrance G. McGuire	9,988	(4)	300,423		—		310,411
Julie H. McHugh	—		300,423		—		300,423
Lawrence S. Olanoff, M.D., Ph.D.	—		300,423		18,750	(5)	319,173
Edward P. Owens	10,000	(6)	300,423		—		310,423
Amy W. Schulman(7)	—		—		—		—
Bryan E. Roberts, Ph.D.	—		—		—		—
Christopher T. Walsh, Ph.D.	9,988	(8)	300,423		12,500	(9)	322,911
Douglas E. Williams, Ph.D.	—		300,423		—		300,423

(1)
On June 1, 2016, each non-employee member of our board of directors, except Mr. Conrades and Dr. Roberts who transitioned off of our board of directors on such date and Ms. Schulman who had not yet joined our board of directors as of such date, received a restricted stock grant in the amount of 23,674 shares of Class A common stock for service to Ironwood from the date of our 2016 annual meeting of stockholders to the date of our 2017 annual meeting of stockholders. Such award of restricted stock had a grant date fair value of $12.69 per share and was granted pursuant to the terms of our director compensation plan. As of December 31, 2016, 11,837 shares from each such restricted stock award remained unvested.

(2)
Mr. Dreyfus was elected a director effective April 6, 2016. On such date, and in connection with his election, Mr. Dreyfus received an award of 2,585 restricted shares of our Class A common stock, which award represented a prorated portion of the award of restricted shares made to our other non-employee directors on June 3, 2015, our 2015 annual meeting date. Such award of restricted stock had a grant date fair value of $11.74 and was granted pursuant to the terms of our director compensation plan. As of December 31, 2016, all of such restricted shares had vested.

(3)
Ms. Fanucci received this compensation for her services as the chair of our audit committee in 2016.

(4)
Mr. McGuire received this compensation for his service as the chair of our board for 2016. Pursuant to our director compensation plan, Mr. McGuire elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. McGuire received a total of 762 shares of our Class A common stock for such chair service in 2016.

(5)
Dr. Olanoff received this compensation for his service as a member of our Pharmaceutical Advisory Committee for 2016, including one payment made in 2016 for services as a member of the Pharmaceutical Advisory Committee during the year 2015.

(6)
Mr. Owens received this compensation for his services as the chair of our compensation and HR committee for 2016.

(7)
Ms. Schulman was elected a director effective January 1, 2017.

(8)
Dr. Walsh received this compensation for his service as the chair of our governance and nominating committee in 2016. Pursuant to our director compensation plan, Dr. Walsh elected to receive this compensation in unrestricted shares of our Class A common stock. Dr. Walsh received a total of 762 shares of our Class A common stock for such chair service in 2016.

(9)
Dr. Walsh received this compensation for his service as chair of our Pharmaceutical Advisory Committee in 2016.

Compensation Committee Report

        We have:

  1.
  reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

  2.
  based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Edward P. Owens, Chair Amy W. Schulman Douglas E. Williams

PROPOSAL NO. 2—ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER
COMPENSATION

Our board recommends that you approve the
compensation of our named executive officers as
disclosed in this proxy statement.

Background

        At our 2017 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote. This is a non-binding vote on the compensation of our "named executive officers," as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.

        Our previous say-on-pay vote was at our 2014 annual meeting and was approved by more than 99% of the votes cast on such matter. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we must hold the advisory (non-binding) vote on named executive officer compensation at least once every three years. Based on the recommendation of our stockholders in 2011, our board determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on this schedule. However, as discussed below in Proposal No. 3, our board is recommending an annual advisory say-on-pay vote.

        The objective of our compensation policies is to provide compensation and incentives which align employee actions and motivations with the interests of our stockholders, attract, motivate and reward outstanding talent across our company through well-communicated programs that are aligned with our core values and business mission, and support a positive company culture. In 2016, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of stock options and RSUs. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation as we believe this better aligns our executives with our fellow stockholders' interests and the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, or "pay for performance."

Vote Required

        Because this proposal seeks a non-binding, advisory vote, there is no "required vote" that would constitute approval. However, our board, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your nominee how to vote on this proposal, your nominee will deliver a non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

 PROPOSAL NO. 3—ADVISORY VOTE ON FREQUENCY
OF SAY-ON-PAY VOTE

Our board recommends that you vote
for a say-on-pay vote once every year.

Background

        As previously mentioned in Proposal No. 2, we are providing our stockholders with a separate advisory (non-binding) vote for the purpose of expressing their preference for the frequency of future say-on-pay votes. Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three-years. We are required, under Section 14A of the Exchange Act, to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.

        Our board recommends an annual advisory say-on-pay vote, primarily because it will allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year in order to further align our compensation programs with our stockholders' interests, and so that timely stockholder feedback may be taken into consideration as part of the compensation review process. In making a recommendation for an annual advisory say-on-pay vote, our board considered how an advisory vote at this frequency might over-emphasize short-term variations in compensation and business results, particularly in our industry, where a long-term focus for our executive compensation program is required because it can take over a decade to bring a drug to the market. Overall, however, our board has determined that the advantages of receiving regular, timely and direct input from our stockholders on our executive compensation philosophy, policies and practices outweigh this concern at this time.

        For many years, our senior management has consulted with our major stockholders with respect to our compensation program and philosophy. We plan to continue to engage major stockholders on the topic of compensation, and believe that the data we obtain during this dialogue will be a substantial consideration for our compensation and HR committee during its ongoing review of our compensation program.

Vote Required

        The advisory proposal on the frequency of say-on-pay votes provides a choice among three frequency periods for future advisory say-on-pay votes. The frequency period that receives the most votes (every one, two or three-years) will be deemed to be the recommendation of the stockholders. However, because this vote is advisory and not binding, our board may decide that it is in the best interests of our stockholders and Ironwood to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our stockholders. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your nominee how to vote on this proposal, your nominee will deliver a non-vote. Any shares that are not voted, whether by abstentions, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

 PROPOSAL NO. 4—RATIFICATION OF OUR SELECTION OF AUDITORS

Our board recommends that you ratify the selection of
Ernst & Young LLP as our auditors for fiscal year 2017.

        Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2017. The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and accounts of Ironwood since 1998 and has audited our financial statements for the years ended December 31, 2016, 2015 and 2014. Detailed disclosure of the audit, audit-related and tax fees we paid to Ernst & Young LLP in 2016 and 2015 are set forth below. Based on these disclosures and information in the audit committee report beginning on page 16 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2017.

        Representatives of Ernst & Young LLP are expected to attend the annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.

        The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2016 and 2015 for the audits of our annual financial statements, and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee's policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor's independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by both our chief financial officer or chief accounting officer and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval policy.

	2016	2015
Audit	$1,456,362	$886,500
Audit-related	$—	$100,000
Tax	$3,412	$5,000
All other	$—	$—

	$1,459,774	$991,500

        Audit fees for 2016 and 2015 were for professional services rendered for the audits of our financial statements, including accounting consultation, and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements, including comfort letters.

        Audit-related fees were for accounting consultations associated with our June 2015 offering of the 2.25% Convertible Senior Notes due 2022. All audit-related fees were approved by the audit committee.

        Tax fees for 2016 and 2015 were for professional services, including the preparation of our federal and state tax returns and tax advice.

        Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2016 or 2015.

Vote Required

        The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and beneficial owners of more than 10% of our Class A common stock and Class B common stock, combined, are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our directors and executive officers in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us or by our 10% stockholders and representations that no other reports were required, we believe that during 2016, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER COMMUNICATIONS, PROPOSALS AND NOMINATIONS FOR DIRECTORSHIPS

Communications

        A stockholder may send general communications to our board, any committee of our board or any individual director by directing such communication to Chief Legal Officer, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142. All communications will be reviewed by our chief legal officer and, if requested by the stockholder, forwarded to our board or an individual director, as applicable. Our chief legal officer reserves the right not to forward to our board or any individual director any abusive, threatening or otherwise inappropriate materials.

        Any request for materials or other communications directed to our Secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

Proposals and Nominations

        Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2018 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 19, 2017 in order for such proposal to be included in our proxy materials.

        Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2018 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2018 annual meeting of stockholders must be received by us no earlier than March 2, 2018 and no later than April 1, 2018, unless the date of the 2018 annual meeting of stockholders is more than 30 days from the anniversary date of the 2017 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2018 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 1, 2018, our bylaws provide that the nomination or the proposal shall be disregarded.

 SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Communications, telephone: (617) 621-7722.

 IRONWOOD PHARMACEUTICALS, INC. 301 BINNEY STREET CAMBRIDGE, MA 02142 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22596-P90680 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IRONWOOD PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.Election of Directors Nominees: 01) Andrew Dreyfus 02) Peter M. Hecht 03) Julie H. McHugh !!! The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2.Approval, by non-binding advisory vote, of the compensation paid to the named executive officers. !!! The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 3.To recommend, by non-binding advisory vote, the frequency of future advisory votes on the compensation paid to the named executive officers. !!!! The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4.Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017.!!! NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box! and write them on the back where indicated. Please indicate if you plan to attend this meeting.!! YesNo Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. E22597-P90680 IRONWOOD PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 31, 2017 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Peter M. Hecht and Thomas Graney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on May 31, 2017 at Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, MA 02142, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side